Exhibit 10.3

CREDIT AGREEMENT

(Inventory Facility)

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION, and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Book Runners,

WELLS FARGO BANK, NATIONAL ASSOCIATION, and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents,

BANK OF AMERICA, N.A., and SUNTRUST BANK,

as Co-Documentation Agents,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

ANIXTER INC. and

EACH OF THE SUBSIDIARIES OF ANIXTER INC.

FROM TIME TO TIME PARTY HERETO AS A “BORROWER,”

as Borrowers

Dated as of October 5, 2015

i

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit D-1	Form of Compliance Certificate
Exhibit I-1	Form of Intercreditor Agreement
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Administrative Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-2	Existing Letters of Credit
Schedule 1.1	Definitions
Schedule 4.3	Governmental Approvals; No Conflicts
Schedule 4.5	Properties
Schedule 4.6	Disclosed Matters
Schedule 4.14	Insurance
Schedule 4.15	Capitalization and Subsidiaries; Joint Venture; Partnership
Schedule 5.15	Location of Inventory
Schedule 5.16	Post-Closing Security Perfection
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.4	Existing Investments
Schedule 6.10	Restrictive Agreements

v

CREDIT AGREEMENT

(Inventory Facility)

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of October 5, 2015, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, and J.P. MORGAN SECURITIES LLC, as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the “Joint Lead Arrangers”) and as joint book runners (in such capacity, together with their successors and assigns in such capacity, the “Joint Book Runners”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, and JPMORGAN CHASE BANK, N.A., a national banking association, as co-syndication agents (in such capacity, together with their successors and assigns in such capacity, the “Co-Syndication Agents”), BANK OF AMERICA, N.A., a national banking association, and SUNTRUST BANK, a Georgia banking corporation, as co-documentation agents (in such capacity, together with their successors and assigns in such capacity, the “Co-Documentation Agents”), ANIXTER INC., a Delaware corporation (“Anixter”), and each of the Subsidiaries of Anixter identified on the signature pages hereof or otherwise party hereto as a “Borrower,” including, without limitation, each Target that becomes a Domestic Subsidiary effective upon consummation of the HD Supply Acquisition (such Subsidiaries, together with Anixter, are referred to hereinafter each individually as a “Borrower” and individually and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained herein, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial

Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date shall be accounted for as obligations relating to an operating lease and not as obligations relating to a capital lease.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Swap Obligations), providing Bank Product Collateralization, (d) the receipt by Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Agreements provided by Swap Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Swap Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Swap Obligations that, at such time, are allowed by the applicable Swap Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois, on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day.

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to (A) the least of (1) the Maximum Revolver Amount, (2) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Administrative Agent), and (3) the Secured Debt Indenture Cap Amount as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Administrative Agent), less (B) the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Administrative Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease (i) Bank Product Reserves and other Reserves against the Borrowing Base or the Maximum Revolver Amount, (ii) Inventory Reserves against the Borrowing Base, and (iii) if the Borrowing Base does not exceed the Maximum Revolver Amount, Inventory Reserves against the Maximum Revolver Amount. The amount of any Inventory Reserve, Bank Product Reserve, or other Reserve established by Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

2.2 [Reserved].

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Administrative Agent and received by Administrative Agent no later than noon (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than noon on the applicable Business Day. At Administrative Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Administrative Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed an amount equal to $15,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Administrative Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c) Making of Revolving Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Administrative Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Administrative Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than noon on the Business Day that is the requested Funding Date. After Administrative Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Administrative Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Administrative Agent receives notice from a Lender prior to 11:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Administrative Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Administrative Agent in immediately available funds and if Administrative Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, no later than noon on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Administrative Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Administrative Agent in immediately available funds as and when required hereby and if Administrative Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Administrative Agent, then such payment to Administrative Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrowers of such failure to fund and, upon demand by Administrative Agent, Borrowers shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Administrative Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”), so long as (x) the aggregate amount of all Protective Advances outstanding at any one time does not exceed an amount equal to 5% of the Maximum Revolver Amount, and (y) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the lesser of the Maximum Revolver Amount and the Secured Debt Indenture Cap Amount. Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Administrative Agent or Swing Lender, as applicable (which authorization may be revoked at any time at the written election of the Required Lenders), and either Administrative Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than an amount equal to 5% of the Maximum Revolver Amount, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the lesser of the Maximum Revolver Amount and the Secured Debt Indenture Cap Amount. In the event Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i). Each Lender with a Revolver Commitment shall be obligated to settle with Administrative Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses. Notwithstanding the foregoing, no intentional Overadvance made as permitted under this Section 2.3(d)(ii) may remain outstanding for more than thirty (30) days.

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Administrative Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Administrative Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Administrative Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 5% of the Maximum Revolver Amount; and (B) no Extraordinary Advance may be made by Administrative Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount.

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrowers’ or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later noon on the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Administrative Agent shall, by no later than 2:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing

Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. on the Settlement Date transfer in immediately available funds to Administrative Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Administrative Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Administrative Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Administrative Agent for the accounts of the Lenders, and Administrative Agent shall pay to the Lenders (other than a Defaulting Lender if Administrative Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Administrative Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Administrative Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Administrative Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Administrative Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(iii), Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Administrative Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Administrative Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Administrative Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Administrative Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Administrative Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G) Administrative Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Administrative Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein. Any payment received by Administrative Agent later than 2:00 p.m. shall be deemed to have been received (unless Administrative Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Administrative Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Administrative Agent may assume that Borrowers have made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Administrative Agent on the date when due, each Lender severally shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Administrative Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Administrative Agent (other than fees or expenses that are for Administrative Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii) Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Administrative Agent and all such payments, and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Administrative Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Administrative Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(J) tenth, ratably

i. ratably, to pay the principal of all Revolving Loans (other than Protective Advances) until paid in full,

ii. to Administrative Agent, to be held by Administrative Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Administrative Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

iii. ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (I) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Administrative Agent (in form and substance satisfactory to Administrative Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (II) with any balance to be paid to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Administrative Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(L) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Administrative Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, fee reimbursements, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Commitments.

(i) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $10,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $10,000,000), shall be made by providing not less than 10 Business Days’ prior written notice to Administrative Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(ii) [Reserved].

(d) Optional Prepayments.

(i) Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(ii) [Reserved].

(e) Mandatory Prepayments.

(i) Borrowing Base. Subject to Section 2.3(d), if, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Administrative Agent, then Borrowers shall promptly (but in any event within 1 Business Day of any Borrower’s obtaining knowledge of such excess) prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(ii) [Reserved].

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied as follows: first, to the outstanding principal amount of the Revolving Loans (without a corresponding permanent reduction in the Maximum Revolver Amount) until paid in full; and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount); and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

(ii) [Reserved].

2.5 Promise to Pay; Promissory Notes.

(a) Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Administrative Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin.

(b) Letter of Credit Fee. Borrowers shall pay Administrative Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans times the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Administrative Agent or the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k), or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Administrative Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year and actual days elapsed, other than for Base Rate Loans, which shall be calculated on the basis of a 365- or 366-day year, as applicable, and actual days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments. The receipt of any payment item by Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Administrative Agent only if it is received into Administrative Agent’s Account on a Business Day on or before 2:00 p.m. If any payment item is received into Administrative Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Administrative Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Administrative Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the

Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Administrative Agent or the Lenders hereunder. Unless otherwise agreed by Administrative Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Administrative Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Administrative Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Administrative Agent from Borrowers or for Borrowers’ account. Administrative Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Administrative Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Administrative Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Administrative Agent Fees. Borrowers shall pay to Administrative Agent, for the account of Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. Borrowers shall pay to Administrative Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c) Field Examination and Other Fees. Borrowers shall pay to Administrative Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Administrative Agent, and (ii) the fees or charges paid or incurred by Administrative Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Borrower’s or its Subsidiaries’ business valuation; provided, that (A) Borrowers shall be obligated to reimburse Administrative Agent for all field examinations and appraisals of Inventory conducted at any time an Event of Default shall have occurred and be continuing; (B) so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Administrative Agent during any calendar year for more than 1 field examination and more than 1 full appraisal of Inventory; and (C) without duplication or limitation of the preceding subclauses (A) and (B), so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Administrative Agent during any calendar year for any additional field examinations or appraisals of Inventory unless at any time during such calendar year the Combined Availability falls below the greater of $93,750,000 and 12.5% of the Combined Commitment, in which case, so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Administrative Agent during such calendar year for more than 1 such additional field examination and/or more than 1 such additional appraisal of Inventory, as applicable.

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit (which expiration date shall not be later than the earlier of (1) the date that is 1 year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including any automatic renewal provision, 1 year after such renewal or extension), and (2) the date that is 5 Business Days before the Maturity Date, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Borrowers or one of their Subsidiaries in respect of a lease of real property or an employment contract.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed $20,000,000, or

(ii) the Letter of Credit Usage would exceed (A) the least of (1) the Maximum Revolver Amount, (2) the Borrowing Base at such time, and (3) the Secured Debt Indenture Cap Amount at such time, less (B) the outstanding amount of Revolving Loans (including Swing Loans).

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Administrative Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Administrative Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Administrative Agent and such Issuing Bank may agree. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Administrative Agent of any payment from Borrowers pursuant to this paragraph, Administrative Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving

Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Administrative Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit

Practice or in accordance with this Agreement. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Administrative Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i) Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrowers shall pay immediately upon demand to Administrative Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Administrative Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3-month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Administrative Agent (which notice Administrative Agent may elect to give or not give in its discretion unless Administrative Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Administrative Agent prior to noon at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”); provided, that Administrative Agent may, in its sole discretion, elect to accept as timely exercises of the LIBOR Option that are received later than noon on the applicable Business Day. Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline, or by telephonic notice received by Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Administrative Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, or continue any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Administrative Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Administrative Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Administrative Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Administrative Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Administrative Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Unless Administrative Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 8 LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Administrative Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrowers and Administrative Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity, or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Bank’s or such Lender’s commitments hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Administrative Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i), or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i), or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i), or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected

Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i), or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Administrative Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14 [Reserved].

2.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Administrative Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Administrative Agent or Lender.

(f) Each Borrower represents and warrants to Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances that a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances that bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Administrative Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Administrative Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Administrative Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Administrative Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Administrative Agent, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with Section 2.4(b).

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Closing Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 14.1):

(a) Credit Agreement and Other Loan Documents. Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document, (iii) a completed Perfection Certificate for Anixter and its applicable Subsidiaries, and (iv) such other certificates, documents, instruments and agreements as Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.5(b) payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to Administrative Agent, each Issuing Bank, and the Lenders, all in form and substance satisfactory to Administrative Agent and its counsel.

(b) Financial Statements and Projections.

(i) The Lenders shall have received a pro forma consolidated balance sheet, income statement and cash flow statement (“Pro Forma Opening Statements”) giving effect to the HD Supply Acquisition, together with such information as the Lenders may reasonably request to confirm the tax, legal, and business assumptions made in such Pro Forma Opening Statements.

(ii) The Lenders shall have received (A) unaudited interim consolidated financial statements of Anixter for each fiscal quarter ended subsequent to March 31, 2015, and such financial statements shall not, in the reasonable judgment of Administrative Agent, reflect any material adverse change in the consolidated financial condition of Anixter, as reflected in the audited, consolidated financial statements of the last fiscal year of Anixter, and (B) satisfactory projections beginning July 1, 2015, and ending December 31, 2016, on a quarterly basis.

(c) Officer Certificates; Certified Certificate of Incorporation; Good Standing Certificates. Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its secretary, assistant secretary, or other similar officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Anixter and each other Borrower, its Financial Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for such Loan Party from the appropriate governmental officer in such jurisdiction.

(d) Closing Certificate. Administrative Agent shall have received a certificate, signed by a Financial Officer of Anixter, dated as of the Closing Date stating that upon giving effect to the initial extension of credit under this Agreement (i) no Default has occurred and is continuing, (ii) each of the Specified Representations are true and correct as of such date, and (iii) certifying that each of the conditions set forth this Section 3.1 have been (or substantially simultaneously with the closing of the Transactions, will be) satisfied.

(e) Fees. The Lenders and Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to Administrative Agent on or before the Closing Date.

(f) Lien Searches. Administrative Agent shall have received the results of a recent lien search in the jurisdiction where each Loan Party is organized and such search shall reveal no Liens on any of the assets of any Loan Party or any assets being transferred to any Loan Party except for Liens permitted by Section 6.2 and under the Receivables Facility Transaction Documents, as applicable, or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to Administrative Agent.

(g) Pay-Off Letter. Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness (including Indebtedness (i) under a Second Amendment and Incremental Facility Agreement, dated as of August 27, 2014, by and among Anixter, certain subsidiaries of Anixter, the guarantors party thereto, and Wells Fargo, as administrative agent, and (ii) under the 2011 Receivables Purchase Agreement to be repaid from the proceeds of the initial Loans, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h) [Reserved].

(i) [Reserved].

(j) Solvency. Administrative Agent shall have received a solvency certificate signed by a Financial Officer of Anixter dated the Closing Date.

(k) Borrowing Base Certificate. Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base (on a pro forma basis after giving effect to the HD Supply Acquisition) as of the end of the Fiscal Month immediately preceding the Closing Date and includes customary supporting documentation and supplemental reporting satisfactory to Administrative Agent.

(l) Closing Combined Availability. After giving effect to all Borrowings to be made on the Closing Date, the issuance of any Letters of Credit on the Closing Date, and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Combined Availability shall not be less than $250,000,000.

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create in favor of Administrative Agent, for the benefit of itself and the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall be in proper form for filing, registration or recordation; provided that notwithstanding the foregoing, to the extent any Collateral is not provided on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so (other than (i) the filing of UCC financing statements, (ii) the filing of intellectual property security agreements for intellectual property that is registered as of the Closing Date, and (iii) the delivery of stock certificates), the providing of such Collateral shall not be required as a condition to the closing hereunder.

(n) HD Supply Acquisition. Administrative Agent shall be satisfied with the HD Supply Acquisition Documents (it being acknowledged that Administrative Agent is satisfied with the HD Supply Purchase Documents provided on or prior to July 22, 2015) and shall have received a true, correct and complete copy of the same. None of the Targets nor the HD Supply Sellers have (i) announced that it will oppose the HD Supply Acquisition or (ii) commenced any action which alleges that the HD Supply Acquisition will violate applicable law. No injunction or temporary restraining order shall exist which, in the judgment of the applicable Administrative Agent, would prohibit the making of the Loans or the consummation of the HD Supply Acquisition. Administrative Agent shall have received evidence that each of the items described in Section 2.8 of the HD Supply Acquisition Agreement will be delivered, each of the conditions precedent set forth in Sections 7.1 and 7.2 of the HD Supply Acquisition Agreement will be satisfied (or, with the written approval of Administrative Agent, waived) and the HD Supply Acquisition will be consummated, in each case, substantially simultaneously with the closing of the Transactions contemplated hereunder and no other provision of the HD Supply Acquisition Documents shall have been waived, amended, supplemented, or otherwise modified in any material and adverse respect without approval of Administrative Agent.

(o) Receivables Facility. Administrative Agent shall have received evidence that the Receivables Facility has closed (or will be closing substantially concurrently with the closing hereunder) on terms and conditions reasonably satisfactory to Administrative Agent.

(p) Issuance of Senior Notes. Anixter shall have issued up to $500,000,000 of new senior unsecured notes for the purpose of financing a portion of the purchase price of the HD Supply Acquisition, on terms and conditions reasonably satisfactory to Administrative Agent.

(q) Insurance. Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to Administrative Agent and otherwise in compliance with the terms of Section 5.10.

(r) Compliance with Regulations. This Agreement and the other Loan Documents shall not violate applicable requirements of Regulations T, U, and X.

(s) Letter of Credit Application. If a Letter of Credit (other than the Existing Letters of Credit) is requested to be issued on the Closing Date, Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).

(t) Field Examination; Inventory Appraisal.

(i) Administrative Agent or its designee shall have conducted a field examination of the accounts receivable and related working capital matters and financial information of the Targets and of the related data-processing and other systems, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(ii) Administrative Agent shall have received an appraisal of the Net Recovery Percentage applicable to Borrower’s and its Subsidiaries’ (other than Targets’) Inventory, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(u) Legal Due Diligence. Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(v) Patriot Act, etc. Administrative Agent and the Lenders shall have received all documentation and other information as is reasonably requested by Administrative Agent as least five (5) business days before the Closing Date under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, for each Loan Party.

(w) Anixter Canada Loan. Anixter Canada shall have borrowed (or will be borrowing substantially concurrently with the closing hereunder) a term loan in an original principal amount of up to CAD 300,000,000 for the purpose of financing a portion of the purchase price of the HD Supply Acquisition, on terms and conditions reasonably satisfactory to Administrative Agent.

(x) AXE. Administrative Agent shall have received all documentation and information as is reasonably requested at least five (5) Business Days before the Closing Date about AXE, its Subsidiaries, and each Target mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(y) Receivables Facility Transaction Documents. Administrative Agent shall have received a true, correct and complete copy of the Receivables Facility Transaction Documents, each in form and substance reasonably satisfactory to Administrative Agent.

(z) Termination of Existing Receivables Arrangements. Administrative Agent shall have received satisfactory evidence of the termination of each existing arrangement under which Accounts of any Originator have been or are transferred to any entity (including any affiliate of Anixter) other than ARC (including the 2011 Receivables Purchase Agreement); and release or transfer, as applicable, of all liens, if any, granted under each such existing arrangement; and return transfer to ARC by each such ultimate transferee and any intermediate transferee under any such existing arrangement of all accounts receivable of Anixter or such Originator transferred to such transferee thereunder.

(aa) Other Debt Instruments. The material debt instruments and governing documents of the Loan Parties after the HD Supply Acquisition shall be reasonably acceptable to Administrative Agent.

(bb) Other Events. There has not occurred any event, development, or circumstances that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, or condition (financial or otherwise) of any Borrower or Anixter and its Subsidiaries, taken as a whole.

(cc) No Material Adverse Effect. Since February 1, 2015, no “Material Adverse Effect” under and as defined in the HD Supply Acquisition Agreement has occurred.

(dd) Other Documents. Administrative Agent shall have received such other documents as Administrative Agent, any Issuing Bank, any Lender, or their respective counsel may have reasonably requested.

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) (i) as of the Closing Date, each of the HD Supply Acquisition Agreement Representations and the Specified Representations shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and (ii) at and as of the date of each extension of credit made after the Closing Date, each of the representations and warranties of each Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) (i) as of the Closing Date, no Default or Event of Default (other than an Event of Default described in clause (c) of Section 8 (or a related Default) not in respect of the Specified Representations or the “Specified Representations” under and as defined in the Receivables Facility Credit Agreement) shall have occurred and be continuing, nor shall either result from the making of any extension of credit to be made on the Closing Date; and (ii) at and as of the date of each extension of credit made after the Closing Date, no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c) Administrative Agent shall have received (including, without limitation or duplication, pursuant to Section 5.1(f)) a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the Fiscal Month most recently ended before the requested Funding Date (or, if an Enhanced Reporting Trigger Period is then in effect, as of the end of the week most recently ended before the requested Funding Date).

3.3 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Administrative Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Administrative Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Administrative Agent’s Liens and all notices of security interests and liens previously filed by Administrative Agent.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice to Administrative Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Administrative Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third-party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Organization; Powers. Each of AXE, Anixter, and the Subsidiaries of Anixter is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has all requisite power and authority to own, operate, and encumber its property and assets to carry on its business as now conducted and proposed to be conducted in connection with and following the consummation of the Related Transactions; and, except where the failure to do so, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where it owns or leases real property or where such qualification is required.

4.2 Authorization; Enforceability. Each of AXE, Anixter, and the Subsidiaries of Anixter party to any of the Related Transactions Documents has the requisite organizational power and authority to execute, deliver, and perform its obligations under each of the Related Transactions Documents executed by it or to be executed by it. The execution, delivery, and performance (or filing or recording, as the case may be) by AXE, Anixter, and each Subsidiary of Anixter of each Related Transactions Document to which such Person is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary organizational actions and no other organizational proceedings on the part of any such Person are necessary to consummate the such transactions. Each Related Transactions Document to which AXE, Anixter, or a Subsidiary of Anixter is a party has been duly executed and delivered by such Person and constitutes a legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3 Governmental Approvals; No Conflicts. The execution, delivery, and performance by each of AXE, Anixter, and each Subsidiary of Anixter of each Related Transactions Document to which it is party and each of the transactions contemplated thereby, do not and will not (a) except for any filings to perfect the security interests granted pursuant to the Loan Documents, require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) conflict with or violate such Person’s Organization Documents, (c) except as set forth on Schedule 4.3, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of any such Person, or require termination of any Contractual Obligation of any such Person, in each case, which could reasonably be expected to have a Material Adverse Effect, (d) conflict with any Contractual Obligation of any such Person, any liability resulting from which has resulted in or could be reasonably expected to result in a Material Adverse Effect, (e) result in or require the creation or imposition of any Lien on any asset of any such Person, except Liens permitted by Section 6.2, or (f) require any approval of stockholders of any such Person, unless such approval has been obtained.

4.4 Financial Condition; No Material Adverse Change.

(a) As of the Closing Date, all quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to Administrative Agent and the Lenders were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present in all material respects the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

(b) All quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to Administrative Agent on or prior to the date this representation is made or deemed made were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present in all material respects the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

(c) With respect to each of AXE, Anixter, and Anixter and its Subsidiaries taken as a whole, no event has occurred since the Friday closest to December 31, 2014, that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

4.5 Properties.

(a) As of the date of this Agreement, Schedule 4.5 sets forth the address of each parcel of real property that is owned or leased by Anixter or any of its Subsidiaries and that (i) is a chief executive office of such Person, (ii) maintains such Person’s books and records, and/or (iii) maintains Inventory with a value of $5,000,000 or greater at any time. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists which could reasonably be expected to have a Material Adverse Effect. Each of AXE, Anixter, and each Subsidiary of Anixter has good title to all of its personal property, except for imperfections of title (including Liens to the extent permitted by Section 6.2) which in the aggregate could not reasonably be expected to have a Material Adverse Effect. All such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents. Substantially all of the assets and properties owned by, leased to, or used by Anixter or any Domestic Subsidiary of Anixter are in good repair, working order and condition, excepting ordinary wear and tear and are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

(b) Anixter and each other Loan Party owns, is licensed to use, or otherwise has the lawful right to use or has all permits and other approvals of Governmental Authorities, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted and proposed to be conducted in connection with and following the consummation of the Related Transactions which are material to its financial condition, business, operations, assets and prospects, individually or taken as a whole. A correct and complete list of all trademarks, tradenames, copyrights, and patents owned by Anixter or any other Loan Party referred to in the preceding sentence, as of the date of this Agreement, is set forth on Schedule 4.5. The use of such intellectual property by Anixter and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, subject to such claims and infringements the existence of which do not have or could not reasonably be expected to have a Material Adverse Effect.

4.6 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any of AXE, Anixter, or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that challenges the enforceability of any of the Related Transactions Documents.

(b) None of AXE, Anixter, and the Subsidiaries of Anixter are subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has had or could reasonably be expected to have a Material Adverse Effect.

(c) Except for the Disclosed Matters and except as could not reasonably be expected to have a Material Adverse Effect, (i) each of the operations of AXE, Anixter, and the Subsidiaries of Anixter comply with all applicable Environmental Laws and all Requirements of Law (relating to health and safety matters); (ii) each of AXE, Anixter, and the Subsidiaries of Anixter has obtained all Permits (as such term is used in the definition of “Environmental Laws”) necessary for its operations, all such Permits are in good standing and AXE, Anixter and the Subsidiaries of Anixter are in compliance with all terms and conditions of such Permits; and (iii)(A) neither AXE, Anixter, nor any Subsidiary of Anixter, nor any of their present Property or operations and (B) to the knowledge of Anixter, none of AXE’s, Anixter’s, or any Subsidiary’s previously owned Property or past operations is subject to any Remedial Action or other liabilities and costs arising from the Release or threatened Release of a Hazardous Material into the environment.

4.7 Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a

Material Adverse Effect, each of AXE, Anixter, and the Subsidiaries of Anixter is in compliance with (i) all Requirements of Law applicable to it or its business and (ii) all indentures, agreements, and other instruments binding upon it or its property. No Default or Event of Default has occurred and is continuing.

4.8 Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.9 Taxes. Each of AXE, Anixter, and the Subsidiaries of Anixter has timely filed or caused to be filed all U.S. federal income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (b) Taxes which are not yet delinquent, (c) Taxes which are payable in installments so long as paid before any penalty accrues with respect thereto, and (d) Taxes which do not exceed $500,000 in the aggregate. Except as set forth in clauses (a) through (d) above, no such Person has any knowledge of any proposed tax assessment against Anixter or any of Anixter’s Subsidiaries which could reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes except for Taxes not exceeding $500,000 in the aggregate.

4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of each date that this representation is made or deemed made, the present value of all “accumulated projected benefit obligations” (as determined for purposes of AXE’s Form 10-K) of all underfunded Pension Plans (based on the assumptions used by the Plans to determine benefit obligations on an ongoing basis) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $75,000,000 the fair market value of the assets of all such underfunded Plans.

4.11 Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, none of the reports, financial statements, certificates or other information furnished by or on behalf of any of AXE, Anixter, and the Subsidiaries of Anixter to Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.12 Performance. None of AXE, Anixter, and the Subsidiaries of Anixter is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it the effect of which could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under any such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

4.13 Solvency. Anixter and its Subsidiaries are Solvent after giving effect to the transactions contemplated by this Agreement and the other Related Transactions Documents.

4.14 Insurance. Schedule 4.14 sets forth a description of all insurance maintained by or on behalf of Anixter and its Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. Anixter maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

4.15 Capitalization and Subsidiaries; Joint Venture; Partnership.

(a) As of the Closing Date, Schedule 4.15 sets forth (i) a correct and complete list of the name each Subsidiary of Anixter, (ii) a true and complete listing of each class of each of such Person’s authorized Equity Interests, all of which issued Equity Interests are owned beneficially and of record by the Persons identified on Schedule 4.15, and (iii) the type of entity of each such Person. All of the issued and outstanding Equity Interests of each such Subsidiary have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of Anixter or any such Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of Anixter or any such Subsidiary.

(b) Anixter has no Subsidiaries other than those described in Schedule 4.15 and those, if any, which are permitted by Section 6.4(a) to be created after the Closing Date.

(c) Except as set forth in Schedule 4.15 or as otherwise permitted in this Agreement, none of AXE, Anixter, and the Subsidiaries of Anixter is engaged in any material partnership or material joint venture with any other Person.

4.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of Administrative Agent, for the benefit of each member of the Lender Group and each of the Bank Product Providers, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and Liens permitted by Section 6.2(c), Section 6.2(d), Section 6.2(e), Section 6.2(f), and Section 6.2(j), to the extent any such Permitted Encumbrances or any such Liens would have priority over Administrative Agent’s Liens pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent Administrative Agent has not obtained or does not maintain possession of such Collateral.

4.17 [Reserved].

4.18 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation T, U, or X.

4.19 Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.8.

4.20 [Reserved].

4.21 Restricted Payments to AXE. On or after the Closing Date, none of Anixter and its Subsidiaries has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any payment, distribution, or contribution to or investment in AXE (whether in cash or otherwise) or agreed to do so, except to the extent permitted pursuant to Section 6.8(a).

4.22 Anti-Corruption Laws and Sanctions. Each of AXE, Anixter, and the Subsidiaries of Anixter has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Person, its Subsidiaries, and their respective officers and employees and, to the knowledge of such Person, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any of AXE, Anixter, and the Subsidiaries of Anixter being designated as a Sanctioned Person. None of (a) AXE, Anixter, and the Subsidiaries of Anixter or, to the knowledge of any such Person, any of their respective directors, officers or employees, or (b) to the knowledge of any such Person, any agent of such Person that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

4.23 HD Supply Acquisition.

(a) Anixter has delivered to Administrative Agent a complete and correct copy of the HD Supply Acquisition Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each HD Supply Acquisition Document has been duly authorized by all necessary action on the part of Anixter and each Subsidiary of Anixter that is a party thereto. Each HD Supply Acquisition Document is the legal, valid and binding obligation of Anixter or each Subsidiary of Anixter who is a party thereto, enforceable against each such Person in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Closing Date, all representations and warranties made by of Anixter and its Subsidiaries in the HD Supply Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects.

(b) As of the Closing Date, after giving effect to the transactions contemplated by the HD Supply Acquisition Documents, one or more of Anixter and its Subsidiaries will have good title to the Equity Interests and assets acquired pursuant to the HD Supply Acquisition Agreement, free and clear of all Liens other than Permitted Encumbrances and Liens permitted by Section 6.2(f) and Section 6.2(i).

4.24 Indebtedness. Set forth on Schedule 6.1 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately as of October 5, 2015, that is to remain outstanding after giving effect to the closing hereunder on the Closing Date and such schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.25 Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Administrative Agent, such Inventory is

(i) of good and merchantable quality, free from known defects, and (ii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of “Eligible Inventory.”

4.26 Location of Inventory. The Inventory of Borrowers and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 5.15 (as such schedule may be updated pursuant to Section 5.15).

4.27 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.28 Swap Agreements. On each date that any Swap Agreement is executed by any Swap Provider, each Borrower and each other Loan Party satisfy all eligibility, suitability, and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1 Financial Statements; Borrowing Base; Other Information. Anixter or the Borrowers, as applicable, will furnish (or will caused to be furnished) to Administrative Agent:

(a) within ninety (90) days after the end of each Fiscal Year, on a consolidated basis for AXE, a balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other firm of independent public accountants of recognized national standing regularly retained by AXE and reasonably acceptable to Administrative Agent (without a “going concern” or like qualification, commentary, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of AXE on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of a Fiscal Year, which shall be delivered within sixty (60) days after the end of such Fiscal Quarter), on a consolidated basis for AXE, a balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of AXE as presenting fairly in all material respects the financial condition and results of operations of AXE on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of a Borrowing Base Certificate under clause (f) below or financial statements under clause (a) or (b) above, a certificate of a Financial Officer of AXE in substantially the form of Exhibit D-1 (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of

AXE on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or an Event of Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth, in the case of each such certificate delivered concurrently with the delivery of financial statements under clauses (a) and (b) above, reasonably detailed calculations of the financial covenants contained in this Agreement for or as of the end of each Fiscal Quarter then ended (regardless of whether a Financial Covenant Trigger Period is then in effect), and (iv) setting forth, in the case of each such certificate delivered concurrently with the delivery of financial statements under clauses (a) and (b) above (and in the case of each such certificate delivered concurrently with the delivery of a Borrowing Base Certificate under clause (f) below after the end of any Fiscal Month in which Availability was less than 50% of the aggregate Revolver Commitments), a reasonably detailed calculation of the Secured Debt-to-CTNA Ratio;

(d) as soon as available but in any event within forty-five (45) days after the end of each Fiscal Year and at such other times as may be reasonably requested by Administrative Agent, a Perfection Certificate or a supplement to the Perfection Certificate;

(e) as soon as available but in any event no later than ninety (90) days after the end of each Fiscal Year, for AXE on a consolidated basis, a copy of the plan and forecast (including a projected balance sheet, income statement and cash flow statement) of AXE and its Subsidiaries, taken as a whole, for the upcoming period of four Fiscal Quarters (the “Projections”), all in form customarily prepared by Anixter’s management and reasonably satisfactory to Administrative Agent, to be accompanied by a certificate of a Financial Officer of Anixter to the effect that such Projections have been prepared on a basis believe by Anixter to be reasonable, which Projections shall include projected Availability, projected Combined Availability, and projected Senior Debt-to-CTNA Ratio for or as of the end of each of the four Fiscal Quarters covered by such Projections;

(f) as soon as available (but in any event (A) within thirty (30) days after the end of each Fiscal Quarter, (B) within thirty (30) days after the end of each Fiscal Month in which any Revolving Loans were outstanding or a Borrowing occurred, and (C) during an Enhanced Reporting Trigger Period, weekly, no later than the second Business Day of each week for the prior week), in connection with each request for a Borrowing (without limitation or duplication of any other delivery requirement under this Section 5.1(f)) further to the condition set forth in Section 3.2(c), and at such other times as may be necessary to re-determine Availability and/or Combined Availability or as may be reasonably requested by Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith (including (i) a calculation of the Secured Debt Indenture Cap Amount as of the end of the applicable period then ended, and (ii) in respect of any Borrowing Base Certificate delivered for a Fiscal Quarter, a calculation of Average Quarterly Combined Availability for such quarter then ended and an indication of what the Applicable Rate is as a result of such Average Quarterly Combined Availability), together with any additional reports with respect to the Borrowing Base as Administrative Agent may reasonably request;

(g) as soon as available (but in any event (A) within thirty (30) days after the end of each Fiscal Quarter, (B) within thirty (30) days after the end of each Fiscal Month in which any Revolving Loans were outstanding or a Borrowing occurred, and (C) during an Enhanced Reporting Trigger Period, weekly, no later than the second Business Day of each week for the prior week) and at such other times as may be requested by Administrative Agent, the following as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to Administrative Agent:

(i) a detailed Inventory system/perpetual report together with a reconciliation to Borrowers’ general ledger accounts (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(ii) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(iii) a reconciliation of Inventory of Borrowers’ general ledger accounts to its monthly financial statements including any book reserves related to each category; and

(iv) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;

(h) as soon as available but in any event within thirty (30) days after the end of each Fiscal Month and at such other times as may be reasonably requested by Administrative Agent, the following as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to Administrative Agent:

(i) a schedule and aging of the Borrowers’ accounts payable; and

(ii) a gross Inventory report;

(i) promptly upon Administrative Agent’s reasonable request during an Enhanced Reporting Trigger Period, a written update report, in form and substance reasonably acceptable to Administrative Agent, relating to the trademarks, tradenames, copyrights, patents and other intellectual property (including intellectual property licenses) necessary to each Loan Party’s business which are material to such Loan Party’s financial condition, business, operations, assets and prospects, individually or taken as a whole;

(j) promptly upon Administrative Agent’s reasonable request:

(i) copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Loan Party; and

(iii) a schedule detailing the balance of all intercompany accounts of AXE, Anixter, and the Subsidiaries of Anixter;

(k) [reserved];

(l) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by AXE or Anixter with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by AXE to its shareholders generally; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs, or financial condition of Anixter or any Subsidiary of Anixter, the Collateral, or compliance with the terms of this Agreement, as Administrative Agent or any Lender may reasonably request.

5.2 Notices of Material Events. Anixter or the Borrowers, as applicable, will furnish (or will cause to be furnished) to Administrative Agent prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) (i) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against Anixter or any Subsidiary of Anixter that seeks damages in excess of $35,000,000 except where the same is fully covered (other than any applicable co-insurance or deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self-insurance programs); (ii) receipt of any notice of any investigation or any proceeding before or by any Governmental Authority, the effect of which might be (A) to limit, prohibit, or restrict materially the manner in which Anixter or any Subsidiary of Anixter currently conducts its business and proposes to conduct its business in connection with and following the consummation of the Related Transactions, if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect, or (B) to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect; or (iii) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against Anixter or any Subsidiary of Anixter that (A) seeks injunctive relief, if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect, (B) is asserted or instituted against any Plan, its fiduciaries or its assets, if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect, (C)(1) alleges criminal misconduct by Anixter or any other Loan Party, or (2) alleges criminal misconduct by any Subsidiary of Anixter not described in subclause (1) of this clause (C), if such misconduct has resulted in or could reasonably be expected to result in a Material Adverse Effect, or (D) asserts liability on the part of Anixter or any Subsidiary of Anixter in excess of $7,500,000 in respect of any tax, fee, assessment, or other governmental charge, or (E) involves any product recall, if such investigation or proceeding has resulted in or could reasonably be expected to result in a Material Adverse Effect;

(c) any of the following that, alone or together, could reasonably be expected to result in a Material Adverse Effect: (i) notice that any Property of Anixter or any Subsidiary of Anixter is subject to an Environmental Lien, or (ii) notice to Anixter or any Subsidiary of Anixter or awareness by Anixter or any Subsidiary of Anixter of a condition that could reasonably be expected to result in (A) a notice of violation of any health or safety Requirement of Law or any Environmental Law, or (B) any Environmental Liability;

(d) any Lien or claim made or asserted against any of the Collateral, other than Permitted Encumbrances and Liens permitted by Section 6.2;

(e) at least five (5) Business Days before the effectiveness of any material involuntary accounting writedown of assets included in Consolidated Tangible Net Assets, written notice of such proposed accounting writedown and a certificate of a Financial Officer of Anixter attaching and certifying pro forma computations of the Secured Debt-to-CTNA Ratio before and after giving effect to such proposed involuntary accounting writedown;

(f) within two (2) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse for which (i) a chief executive office is maintained, (ii) books and records are maintained, or (iii) Collateral with a value of $5,000,000 or greater in the aggregate is located;

(g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(h) as soon as available, but not less than ten (10) days prior to the consummation of any acquisition or Investment proposed to be permitted by Section 6.4(a)(v), (i) notice of such proposed acquisition or proposed Investment, and (ii) a copy of all business and financial information reasonably requested by Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections; and

(i) any other development that results, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Financial Officer or other executive officer of Anixter setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3 Existence; Conduct of Business. Anixter will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in those jurisdictions where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3. Following the end of each Fiscal Quarter, Anixter shall promptly provide Administrative Agent and each of the Lenders with a complete list of its Subsidiaries, including any changes in the list set forth on Schedule 4.15 with respect to Subsidiaries having assets in excess of $1,000,000 individually or $5,000,000 in the aggregate.

5.4 Payment of Obligations. Anixter will, and will cause each of its Subsidiaries to, pay or discharge (a) all material Taxes imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income, or property before any penalty or interest accrues thereon, and (b) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that (i) no such Taxes referred to in clause (a) above or no such claim referred to in clause (b) above need to be paid or discharged where the validity or amount thereof is being contested in good faith by appropriate proceedings and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (ii) Anixter will, and will cause each of its Subsidiaries to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

5.5 Maintenance of Properties. Anixter will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.6 Books and Records; Inspection Rights. Anixter will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account with respect to the Collateral (including a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP and, if required by the terms of this Agreement, in conformity with Agreement Accounting Principles, and each of the financial statements described in Section 5.1 shall be prepared from such system and records), in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, and (b) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Person’s premises field examinations of such Person’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Anixter, for itself and on behalf of each of its Subsidiaries, acknowledges that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Person’s assets for internal use by Administrative Agent and the Lenders.

5.7 Compliance with Laws and Material Contractual Obligations. Anixter will, and will cause each of its Subsidiaries to, (a) comply with each Requirement of Law and Environmental Law applicable to it or its property and (b) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and Anixter will and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by such Person, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.8 Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes of the Borrowers in the ordinary course of business and to pay a portion of the consideration payable in connection with the consummation of the HD Supply Acquisition. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation T, U, or X.

(b) The Borrowers will not request any Borrowing or Letter of Credit, and none of Anixter and its Subsidiaries shall use, and Anixter shall procure that Anixter and its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii)

for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

5.9 [Reserved].

5.10 Insurance.

(a) Anixter will and will cause each of its Subsidiaries to maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. Anixter will furnish to the Lenders, upon request of Administrative Agent, information in reasonable detail as to the insurance so maintained. If Anixter or its Subsidiaries fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at the expense and without any responsibility on Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims

(b) All property insurance policies covering the Collateral are to name Administrative Agent as lenders loss payee for the benefit of Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. All certificates of property and general liability insurance are to be delivered to Administrative Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than thirty (30) days’ (ten (10) days’ in the case of non-payment) prior written notice to Administrative Agent of the exercise of any right of cancellation.

(c) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, subject to the Intercreditor Agreement, to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise, or settlement of any claims under any such insurance policies.

5.11 Casualty and Condemnation. Anixter will (a) furnish to Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) subject to Section 5.10(c), ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents to the extent applicable.

5.12 Depository Banks. Each Borrower will maintain one or more of the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

5.13 Employee Benefit Matters. Anixter will, and will cause each of its Subsidiaries to, establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans. Anixter will, and will cause each of its Subsidiaries and other ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plans.

5.14 Formation of Subsidiaries; Further Assurances.

(a) Each Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than an Excluded Subsidiary), acquires any direct or indirect Subsidiary (other than an Excluded Subsidiary) after the Closing Date, or causes any existing direct or indirect Subsidiary to become party to a Receivables Transfer Agreement, within 20 days of such formation, acquisition, or other applicable qualifying event (or such later date as permitted by Administrative Agent in its sole discretion) (i) cause such new Subsidiary to provide to Administrative Agent a joinder to this Agreement and/or to the Guaranty and Security Agreement, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Administrative Agent (including being sufficient to grant Administrative Agent a first-priority Lien (subject to Permitted Encumbrances and Liens permitted by Section 6.2(d), Section 6.2(e), Section 6.2(f), and Section 6.2(j)) in and to the assets of such newly formed or acquired Subsidiary), (ii) provide, or cause the applicable Loan Party to provide, to Administrative Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Administrative Agent, (iii) if such Subsidiary becomes or is intended to become party to a Receivables Transfer Agreement, cause such Subsidiary to provide to Administrative Agent a joinder to the Intercreditor Agreement in substantially the form attached to the Intercreditor Agreement, and (iv) provide to Administrative Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Administrative Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued by a Loan Party (including any Subsidiary that becomes a Loan Party) pursuant to this Section 5.14(a) shall constitute a Loan Document.

(b) Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Administrative Agent, execute or deliver to Administrative Agent any and all financing statements, security agreements, pledges, assignments, and all other similar documents that Administrative Agent may reasonably request in form and substance reasonably satisfactory to Administrative Agent, to create, perfect, and continue perfected or to better perfect Administrative Agent’s Liens in substantially all of the assets of Anixter and its Subsidiaries (other than Excluded Subsidiaries, and subject to other exceptions and limitations contained in the Loan Documents), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested financing statement or other similar ministerial document within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Administrative Agent to execute any such financing statement or other similar ministerial document in the applicable Loan Party’s name and authorizes Administrative Agent to file such executed financing statement or other similar ministerial document in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Anixter and its Subsidiaries (other than Excluded Subsidiaries, and subject to other exceptions and limitations contained in the Loan Documents).

5.15 Location of Inventory. Each Borrower will, and will cause each of the other Loan Parties to, keep its Inventory only at the locations identified on Schedule 5.15; provided, that Borrowers may amend Schedule 5.15 so long as (i) such amendment occurs by written notice to Administrative Agent not less than 10 days prior to the date on which such Inventory is moved to such new location, (ii) such new location is within the continental United States, and (iii) at the time of such written notification, either (A) the applicable Loan Party provides Administrative Agent a Collateral Access Agreement with respect thereto or (B) if the applicable Loan Party does not so provide Administrative Agent a Collateral Access Agreement with respect thereto, Administrative Agent has the option, in its discretion, to institute a reserve for rent in accordance with Section 2.1(c) hereof.

5.16 Post-Closing Security Perfection. The Borrowers will, and Anixter will and will cause each of its Subsidiaries to, deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in Section 3.1(m) that are not so provided on the Closing Date, and in any event to provide such perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 5.16, as such time periods may be extended by Administrative Agent, in its sole discretion.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1 Indebtedness.

(a) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, create, incur, assume or suffer to exist any Indebtedness, except:

(i) the Obligations;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 6.1 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (xiii) of this Section 6.1;

(iii) Indebtedness in respect of Accommodation Obligations permitted by Section 6.4(b);

(iv) (A) Indebtedness of ARC to Anixter arising under Receivables Facility Transactions, provided that such Indebtedness shall be subordinated to the Receivables Facility Secured Obligations on terms reasonably satisfactory to the Receivables Facility Administrative Agent; and (B) unsecured Indebtedness of Anixter to any Subsidiary of Anixter (other than ARC) and of any Subsidiary of Anixter (other than ARC) to Anixter or any other Subsidiary of Anixter (other than ARC), provided that (1) Indebtedness of any Subsidiary that is not a Loan Party to Anixter or any other Loan Party shall be subject to clause (ix) of Section 6.4(a), and (2) Indebtedness of any Loan Party to any Subsidiary of Anixter that is not a Loan Party shall be subordinated to Obligations on terms reasonably satisfactory to Administrative Agent;

(v) other unsecured debt of Anixter subordinated in right of payment with the Obligations on terms and conditions satisfactory to Administrative Agent;

(vi) other unsecured Indebtedness of Anixter’s Subsidiaries that are Guarantors subordinated on terms and conditions satisfactory to Administrative Agent in right of payment with the Obligations;

(vii) Indebtedness of Anixter or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including obligations under Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (xiii) of this Section 6.1(a); provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) together with any Refinance Indebtedness in respect thereof permitted by clause (xiii) of this Section 6.1(a), shall not exceed $50,000,000 at any time outstanding;

(viii) Indebtedness of one or more of Anixter and its Subsidiaries under the Receivables Facility;

(ix) unsecured Indebtedness of Anixter in an aggregate principal amount of up to $500,000,000 evidenced by certain senior unsecured notes and incurred in connection with, and for the purpose of financing a portion of the consideration payable in connection with, the consummation of the HD Supply Acquisition;

(x) Indebtedness of Anixter Canada in an aggregate principal amount of up to CAD 300,000,000 in the form of a term loan incurred in connection with, and for the purpose of financing portion of the consideration payable in connection with, the consummation of the HD Supply Acquisition;

(xi) Indebtedness (including Indebtedness represented by letters of credit) of Anixter Canada in an aggregate principal amount of up to CAD 50,000,000 in the form of a revolving credit facility incurred for working capital and other general corporate purposes;

(xii) Indebtedness (including Indebtedness represented by letters of credit) of Foreign Subsidiaries of Anixter (other than Anixter Canada) in an aggregate principal amount of up to $150,000,000 incurred for working capital and other general corporate purposes;

(xiii) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (ii) and (vii) of this Section 6.1(a) (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (A) such Refinance Indebtedness does not increase the principal amount (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder) or interest rate of the Original Indebtedness, (B) any Liens securing such Refinance Indebtedness are not extended to any additional property of Anixter or any of its Subsidiaries, (C) neither Anixter nor any Subsidiary of Anixter, as the case may be, that was not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (D) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (E) the terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness (other than changes in the interest rates applicable thereto to reflect current market conditions), and (F) if such Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(xiv) Indebtedness under Swap Agreements permitted under Section 6.7; and

(xv) Indebtedness of Anixter and any other member of the Consolidated Group owing to Bank Mendes Gans N.V. (or any successor thereto) in an aggregate amount not at any time to exceed the aggregate amount on deposit by the Consolidated Group with Bank Mendes Gans N.V. (or any successor thereto) at such time.

(b) Notwithstanding anything to the contrary contained in Section 6.1(a), Anixter will not, and will not permit any of its applicable Subsidiaries to, create or incur any Specified Secured Debt unless (i) after giving effect to the creation or incurrence of such Specified Secured Debt, the pro forma Secured Debt-to-CTNA Ratio would not be 10% or greater, and (ii) not later than five (5) Business Days prior to any proposed creation or incurrence of Specified Secured Debt, Anixter furnishes (or causes to be furnished) to Administrative Agent written notice of such proposed creation or incurrence of Specified Secured Debt and a certificate of a Financial Officer of Anixter certifying compliance with this Section 6.1(b) and attaching pro forma computations of the Secured Debt-to-CTNA Ratio before and after giving effect to such proposed creation or incurrence of Specified Secured Debt.

6.2 Liens. No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of Anixter or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of Anixter or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals, and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by Anixter or any of its Subsidiaries; provided that (i) such Liens secure Indebtedness permitted by clause (vii) of Section 6.1(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) such Liens shall not apply to any other property or assets of Anixter or any of its Subsidiaries, and (iv) the value of the Property securing such Indebtedness approximates the amount of such Indebtedness;

(e) any Lien existing on any property or asset prior to the acquisition thereof by Anixter or any of its Subsidiaries or existing on any property or asset of any Person that is acquired in an acquisition permitted by Section 6.4(a)(v) that is consummated after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets (other than additions, accessions, and improvements thereto and the proceeds and products thereof), and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals, and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens in favor of the Receivables Facility Administrative Agent arising in connection with and securing the Indebtedness under the Receivables Facility permitted by clause (viii) of Section 6.1(a);

(g) Liens arising in connection with and securing Indebtedness permitted by clauses (x), (xi), and (xii) of Section 6.1(a);

(h) Liens on assets of any joint venture described in clause (vi) of Section 6.4(a);

(i) Liens on the assets of Foreign Subsidiaries of Anixter; provided that the aggregate amount of Indebtedness secured by such Liens shall not exceed the amounts set forth in clauses (x), (xi), and (xii) of Section 6.1(a);

(j) (i) Liens in favor of ARC granted by Anixter arising in connection with the Receivables Facility Transactions, and (ii) Liens in favor of Anixter granted by ARC arising in connection with the Receivables Facility Transactions and securing the Indebtedness permitted by clause (iv)(A) of Section 6.1(a);

(k) Liens not otherwise permitted hereunder in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(l) (i) Liens securing Swap Obligations; and (ii) Liens securing obligations under other Swap Agreements permitted by Section 6.7, so long as the underlying assets securing such obligations are assets of one or more Foreign Subsidiaries.

6.3 Fundamental Changes.

(a) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except (i) subject to, and as required by, Section 5.16, (ii) as otherwise permitted under Section 6.5, and (iii) that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary of Anixter (other than ARC) may merge into Anixter or another Subsidiary of Anixter (other than ARC); provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.4(a).

(b) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to Section 6.4(a).

(c) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof, business of the type proposed to be conducted in connection with and following the consummation of the Related Transactions, and businesses in substantially similar or related business thereto and reasonable extensions thereof.

(d) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, change its fiscal year from the basis in effect on the Closing Date, except that any Subsidiary of Anixter may conform its fiscal year to Anixter’s Fiscal Year.

6.4 Investments, Loans, Advances, Guarantees, and Acquisitions.

(a) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution, or purchase of any stock, bonds, notes, debentures or other securities or evidences of indebtedness of, or make any other investment in, any Person, including any Affiliate (each such transaction, an “Investment”), except:

(i) Investments by Anixter or any of its Subsidiaries in Cash Equivalents;

(ii) Investments in existence on the date hereof and described in Schedule 6.4;

(iii) Investments arising from sales in the ordinary course of business on customary trade terms;

(iv) Investments constituting loans by Anixter or any Subsidiary of Anixter to its employees not in excess of an aggregate amount of $10,000,000 outstanding at any one time;

(v) the acquisition (in any transaction or series of related transactions) by Anixter or any of its Subsidiaries of substantially all of the assets or all of the Equity Interests of any Person, and Investments in connection with any such acquisition, in each case so long as (A) such acquisition is not a hostile or contested acquisition, (B) the business acquired in connection with such acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which Anixter or any of its Subsidiaries are engaged on the Effective Date and any business activities that are substantially similar or related thereto, (C) no Event of Default exists or would result therefrom, and (D) the Payment Conditions are satisfied;

(vi) Investments in any joint ventures and Investments in connection with the purchase of any other Person’s interest in any such joint ventures, which do not exceed $50,000,000 in the aggregate outstanding at any one time;

(vii) Investments (other than those set forth on Schedule 6.4) in notes receivable received in connection with transactions permitted pursuant to Section 6.4(a)(iv);

(viii) Investments by Anixter in any Subsidiary of Anixter that is a Loan Party or by any Subsidiary of Anixter in Anixter;

(ix) Investments by Anixter in any Subsidiary of Anixter that is not a Loan Party (other than ARC), in each case so long as (A) no Event of Default exists or would result therefrom, and (B) after giving effect to the proposed Investment as if it occurred on the first day of the Pro Forma Period, pro forma Combined Availability would be greater than 15% of the Combined Commitment at all times during the Pro Forma Period;

(x) Investments constituting loans permitted by clause (iv) of Section 6.1(a) or Accommodation Obligations permitted under Section 6.4(b); and

(xi) Investments in the form of Swap Agreements permitted by Section 6.7;

(xii) investments of any Person existing at the time such Person becomes a Subsidiary of Anixter or consolidates or merges with Anixter or any of its Subsidiaries (including in connection with an acquisition permitted by Section 6.4(a)(v)) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(xiii) investments constituting deposits described in clause (c) of the definition of the term “Customary Permitted Liens”;

(xiv) Investments constituting Accommodation Obligations permitted by Section 6.4(b); and

(xv) Investments by any non-Loan Party in any other non-Loan Party.

(b) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation involving Indebtedness of AXE or any Affiliate of AXE which is not a Subsidiary of Anixter. In addition, No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation except:

(i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(ii) Accommodation Obligations arising in connection with the Related Transactions Documents;

(iii) Accommodation Obligations by Anixter with respect to lessees’ obligations to third-party lessors under leases of Property purchased from Anixter and its Subsidiaries, in an aggregate amount not to exceed $10,000,000;

(iv) Accommodation Obligations of Anixter and its Subsidiaries arising in connection with Swap Agreements permitted by Section 6.7;

(v) Accommodation Obligations of Anixter and its Subsidiaries of Indebtedness permitted by Section 6.1(a); and

(vi) other Accommodation Obligations by Anixter and its Subsidiaries, so long as (A) the aggregate amount of Indebtedness outstanding in respect of which such Accommodation Obligations have been given does not at any time exceed $175,000,000, and (B) the Payment Conditions are satisfied; provided, however, that no such Accommodation Obligations shall be entered into or incurred after the occurrence and during the continuance of an Event of Default.

6.5 Asset Sales.

(a) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, sell, transfer, lease, or otherwise Dispose of any asset, including any Equity Interest owned by it, or any income or profits therefrom, except:

(i) sales, transfers and dispositions of (A) Inventory in the ordinary course of business and (B) disposition of obsolete equipment in the ordinary course of business;

(ii) sales by Anixter of Equity Interests of a Subsidiary held by it, in any transaction or series of related transactions not constituting a Material Transaction, individually or taken together;

(iii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets, other than Equity Interests of any Subsidiary, for cash consideration and for not less than fair market value which do not constitute a Material Transaction individually or in the aggregate (together with all sales of Equity Interests of any Subsidiary under clause (ii) above);

(iv) sales, assignments, transfers, leases, conveyances or other Dispositions of assets to Anixter or a Subsidiary of Anixter that is a Loan Party;

(v) transfers of assets to any Affiliate for less than fair market value to the extent such transfer constitutes a permitted Investment pursuant to Section 6.4(a);

(vi) Receivables Facility Transactions;

(vii) sales, assignments, transfers, leases, conveyances, and other Dispositions among Foreign Subsidiaries; and

(viii) Sale and Leaseback Transactions permitted by Section 6.6.

(b) Notwithstanding anything to the contrary contained in Section 6.5(a), Anixter will not, and will not permit any of its applicable Subsidiaries to, Dispose of any assets (whether in a Material Transaction or otherwise) if, after giving effect to such Disposition, the pro forma Secured Debt-to-CTNA Ratio would be 10% or greater. No later than five (5) Business Days prior to any proposed Disposition of assets, Anixter will furnish (or will caused to be furnished) to Administrative Agent and each Lender written notice of such proposed Disposition and a certificate of a Financial Officer of Anixter certifying compliance with this Section 6.5(b) and attaching pro forma computations of the Secured Debt-to-CTNA Ratio before and after giving effect to such proposed Disposition.

(c) Notwithstanding anything to the contrary contained in this Agreement (including in Section 6.5(a)), Anixter will not, and will not permit any of its applicable Subsidiaries to, effect a material voluntary accounting writedown of assets included in Consolidated Tangible Net Assets if, after giving effect to such voluntary accounting writedown, the pro forma Secured Debt-to-CTNA Ratio would be 10% or greater. No later than five (5) Business Days prior to any proposed material voluntary accounting writedown of assets included in Consolidated Tangible Net Assets, Anixter will furnish (or will caused to be furnished) to Administrative Agent and each Lender written notice of such proposed voluntary accounting writedown and a certificate of a Financial Officer of Anixter certifying compliance with this Section 6.5(c) and attaching pro forma computations of the Secured Debt-to-CTNA Ratio before and after giving effect to such proposed voluntary accounting writedown.

6.6 Sale and Leaseback Transactions. No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by Anixter or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 365 days after Anixter or such Subsidiary acquires or completes the construction of such fixed or capital asset.

6.7 Swap Agreements. No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which such Person has actual exposure (other than those in respect of Equity Interests of any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Person.

6.8 Payments to AXE; Certain Payments of Indebtedness.

(a) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, declare or make, directly or indirectly, make any payment, distribution or contribution to or investment in AXE (whether in cash or otherwise), except:

(i) Anixter and its Subsidiaries may declare and make payments to AXE so that AXE may pay any directors’ fees and reasonable allocated expenses in an aggregate amount not to exceed $7,500,000 during any Fiscal Year;

(ii) Anixter and its Subsidiaries may make payments to AXE (A) that are applied by AXE to pay its actual income tax liabilities in respect of income earned by Anixter and its Subsidiaries, or (B) that are applied by AXE to make any cash settlements to management or employees under equity awards consistent with its past practice not in excess of $7,500,000 in the aggregate during any calendar year; and

(iii) Anixter and its Subsidiaries may make any other payment, distribution or contribution to or investment in AXE (whether in cash or otherwise), in each case so long as (A) no Event of Default exists or would result therefrom, and (B) the Payment Conditions are satisfied.

(b) No Loan Party will, and Anixter will not permit any Loan Party to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) (A) payments of interest and principal (including prepayments) in respect of the Indebtedness under the Receivables Facility and permitted under clause (viii) of Section 6.1(a), (B) payments of interest and principal (including prepayments) by ARC to Anixter in respect of the Indebtedness of ARC to Anixter arising under Receivables Facility Transactions and permitted under clause (iv)(A) of Section 6.1(a), and (C) payment of regularly scheduled interest and principal payments as and when due in respect of any other Indebtedness permitted under Section 6.1, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.1;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.5; and

(v) any other payments in respect of any Indebtedness, in each case so long as (A) no Event of Default exists or would result therefrom, and (B) the Payment Conditions are satisfied.

6.9 Transactions with Affiliates. No Loan Party will, and Anixter will not permit any Loan Party to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, any sale, lease, or other transfer of any property or assets, any purchase, lease, or other acquisition of any property or assets, or the rendering of any service) with any Affiliate of Anixter that is not a Loan Party that involves one or more payments to such Affiliate in excess of $5,000,000 for any single transaction or series of related transactions on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time (other than payments to AXE permitted pursuant to Section 6.8(a)); provided that the foregoing shall not restrict transactions among Foreign Subsidiaries.

6.10 Restrictive Agreements. No Loan Party will, and Anixter will not permit any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Person to create, incur, or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of Anixter to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Anixter or any other Subsidiary or to guarantee Indebtedness of Anixter or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6.11 Amendment of Material Documents.

(a) No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, amend, modify or waive any of its rights under (i) any agreement relating to any Subordinated Indebtedness, (ii) the Revolving Subordinated Note, or (iii) the HD Supply Acquisition Agreement, in each case without five (5) Business Days’ prior written notice or to the extent any such amendment, modification, or waiver would be adverse to the Lenders.

(b) Notwithstanding anything to the contrary contained in this Section 6.11, none of the Loan Parties will, amend, modify or waive any of its rights under (i) its Organization Documents or (ii) any Receivables Facility Transaction Documents, in each case, without five (5) Business Days’ prior written notice or to the extent any such amendment, modification or waiver would impair its ability to comply with the terms or provisions of any of the Receivables Facility Loan Documents, including Section 6.19 of the Receivables Facility Credit Agreement, or any of the Receivables Facility Transaction Documents as in effect on the Closing Date.

6.12 Employee Benefit Matters. No Loan Party will, and Anixter will not permit any ERISA Affiliates (including ARC) to, do any of the following which, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect:

(a) engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the U.S. Department of Labor;

(b) permit any failure to make “minimum required contributions” (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d) terminate any Benefit Plan in a distress termination under Section 4041(c) of ERISA which would result in any liability to Anixter or any ERISA Affiliates;

(e) fail to make any contribution or payment to any Multiemployer Plan which Anixter or any ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(f) fail to pay any required installment or any other payment required under Section 412 or 430 of the IRC on or before the due date for such installment or other payment;

(g) amend a Plan resulting in an increase in the “adjusted funding target attainment percentage” (as defined in Section 436 of the IRC) for the plan year such that Anixter or any ERISA Affiliates is required to provide security to such Plan under Section 436 of the IRC;

(h) permit any unfunded liabilities with respect to any Foreign Pension Plan to exist; or

(i) fail to pay any required contribution or payment to a Foreign Pension Plan on or before the date for such required installment or payment.

6.13 Environmental Liabilities. No Loan Party will, and Anixter will not permit any member of the Consolidated Group to, become subject to any Environmental Liability which could reasonably be expected to result in a Material Adverse Effect.

6.14 Minimum Fixed Charge Coverage Ratio. Anixter will not permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the end of any Fiscal Quarter for the period of four Fiscal Quarters then most recently ended, commencing on the date that a Financial Covenant Trigger Period first begins and measured as of the end of the Fiscal Quarter ending immediately preceding the date on which such Financial Covenant Trigger Period first began and as of the end of each Fiscal Quarter thereafter during such Financial Covenant Trigger Period, to be less than 1.0 to 1.0. The Consolidated Fixed Charge Coverage Ratio will be calculated after the elimination of the minority interest in any Subsidiaries that are not wholly owned Subsidiaries.

6.15 Inventory with Bailees. Each Borrower will not, and will not permit any other Loan Party to, store its Inventory at any time with a bailee, warehouseman, consignee, or similar party, unless such bailee, warehouseman, consignee, or similar party has provided Administrative Agent a Collateral Access Agreement in form and substance satisfactory to Administrative Agent.

7. [Reserved].

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a) any Borrower shall fail to pay any principal of any Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party, Anixter, or any of their respective Subsidiaries in, or in connection with, this Agreement, any other Loan Document, or any Receivables Facility Transaction Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any Receivables Facility Transaction Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been false or misleading in any material respect (or, if such representation or warranty is already qualified or modified by materiality in the text thereof, in any respect) when made or deemed made;

(d) any Loan Party, Anixter, or any of their respective Subsidiaries shall fail to observe or perform any covenant, condition, or agreement contained in Section 5.1 (other than clauses (b) (but only with respect to the last Fiscal Quarter of a Fiscal Year), (i), (j), (l), and (m)), 5.2(a), 5.3 (with respect to a Loan Party’s existence), 5.8, or 5.10 or in Section 6 (other than Section 6.12);

(e) (i) any Loan Party, Anixter, or any of their respective Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(b) (but only with respect to the last Fiscal Quarter of a Fiscal Year), 5.1(j), 5.1(l), 5.1(m), 5.2 (other than clause (a)), 5.3 (other than with respect to a Loan Party’s existence), 5.4, 5.5, 5.6 (solely if Anixter of any its Subsidiaries refuses to permit any representative designated by the Administrative Agent or any Lender to visit and inspect such Person’s properties, to conduct at such Person’s premises field examinations of such Person’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports, and to discuss its affairs, finances and condition with its officers and independent accountants, in each case subject to and in accordance with Section 5.6), 5.7, or 5.14, and such failure shall continue unremedied for a period of fifteen (15) days after the earlier of knowledge of such breach by any Loan Party, Anixter, or any of their respective Subsidiaries or notice thereof from Administrative Agent (which notice will be given at the request of any Lender); provided that, with respect to Section 5.1(b) as set forth in this clause (i), the grace period shall be the shorter of fifteen (15) days and the date such deliveries required thereunder were delivered or required to be delivered to the SEC; or (ii) any Loan Party, Anixter, or any of their respective Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (unless a specific cure and/or grace period relating to such covenant, condition or agreement is referenced in such Loan Document) or any Receivables Facility Transaction Document (other than those which constitute a default under another clause of this Section 8), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of knowledge of such breach by any Loan Party, Anixter, or any of their respective Subsidiaries or notice thereof from Administrative Agent (which notice will be given at the request of any Lender);

(f) AXE, Anixter or any Subsidiary of Anixter shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (beyond any applicable grace period);

(g) (i) any “Amortization Event” occurs under the Receivables Facility Credit Agreement; or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 or any such Person’s debts, or of a substantial part of any such Person’s assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 or for a substantial part of any such Person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k) (i) an Enforceable Judgment (other than an Enforceable Judgment described in the proviso contained in the definition of the term “Enforceable Judgment”) for the payment of money in excess of $35,000,000 shall be rendered against Anixter, any Subsidiary of Anixter, or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to enforce any such Enforceable Judgment; or (ii) any Enforceable Judgment described in the proviso contained in the definition of the term “Enforceable Judgment” shall be rendered against any Borrower;

(l) any order, judgment, or decree shall be entered against any Loan Party, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days, or any Loan Party, AXE, Anixter, or any Subsidiary of Anixter with assets in excess of $35,000,000 shall otherwise dissolve or cease to exist, in each case except as expressly permitted pursuant to Section 6.3(a) or 6.3(b);

(m) (i) any one or more Termination Events occur which could reasonably be expected to subject Anixter or an ERISA Affiliate to a liability to pay more than $75,000,000 in the aggregate, or (A) the plan administrator of any Plan applies under Section 412(c) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either Anixter or any ERISA Affiliate to a liability of more than $75,000,000 in the aggregate;

(n) (i) a Change in Control shall occur, (ii) Anixter shall cease to own directly or indirectly all of the capital stock of each other Borrower (other than director’s qualifying shares); (iii) except as permitted in Section 6.5(a), Anixter shall cease to own directly or indirectly at least 51% of the outstanding stock of each class of the capital stock of each Subsidiary of Anixter; or (iv) AXE shall cease to own at least 51% of the outstanding stock of each class of the capital stock of Anixter;

(o) any breach or other violation by any holder of the Revolving Subordinated Note of the subordination or enforcement restrictions applicable thereto shall occur;

(p) the guaranty provisions of the Guaranty and Security Agreement or any other guarantee of the Obligations shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the guaranty provisions of the Guaranty and Security Agreement or any other guarantee of the Obligations, or any Guarantor shall fail to comply with the guaranty provisions of the Guaranty and Security Agreement or any other guarantee of the Obligations to which it is a party, or any Guarantor shall deny that it has any further liability under the guaranty provisions of the Guaranty and Security Agreement or any other guaranty of the Obligations to which it is a party, or shall give notice to such effect;

(q) except as permitted by the terms of this Agreement, any Collateral Document, or the Intercreditor Agreement, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral with a value of $1,000,000 or greater in the aggregate purported to be covered thereby, or (ii) any Lien securing any Obligation shall cease to be a perfected, first-priority Lien;

(r) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(s) any material provision of any Loan Document or any Receivables Facility Transaction Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Person party thereto shall challenge the enforceability of any Loan Document or any Receivables Facility Transaction Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents or any of the Receivables Facility Transaction Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(t) the Indebtedness evidenced by the 5.625% Senior Notes due 2019 issued under the 2012 Notes Indenture is not repaid in full or refinanced or replaced on terms mutually satisfactory to Anixter and Administrative Agent (including, as to any Indebtedness refinancing or replacing such notes, such Indebtedness having a maturity date not earlier than ninety (90) days after the Maturity Date) by January 31, 2019, which is the date that is ninety (90) days before the stated maturity date of such notes as of the Closing Date; or

(u) any requirement arises under the 2012 Notes Indenture to grant liens upon any Collateral to secure any Indebtedness issued under the 2012 Notes Indenture.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (A) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Administrative Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Administrative Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in clauses (h) or (i) of Section 8, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Administrative Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Administrative Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold Administrative Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Administrative Agent (but not the Lenders) relative to disputes between or among Administrative Agent, in its capacity as such, on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Liabilities or remedial actions under or in respect of Environmental Laws related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower or Administrative Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	Anixter Inc.
2301 Patriot Boulevard
Glenview, Illinois 60026
Attn: David Johnson
Fax No.: (224) 521-8990

with copies to:	Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, Illinois 60606-6473
Attn: Kevin C. Knohl
Fax No.: (312) 258-5600

If to Administrative Agent:	Wells Fargo Bank, National Association
10 South Wacker Drive, 13th Floor
MAC N8405-131
Chicago, Illinois 60606
Attn: Loan Portfolio Manager (Anixter)
Fax No.: (312) 332-0424

with copies to:	McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, Illinois 60601
Attn: Philip J. Perzek
Fax No.: (312) 698-4555

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE

COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK AND THE STATE OF ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE (i) BY ANY LOAN PARTY AGAINST ADMINISTRATIVE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM, OR (ii) BY ANY MEMBER OF THE LENDER GROUP AGAINST ANY LOAN PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM, IN EACH CASE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF

CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (c) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) THROUGH (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE

PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Administrative Agent within 10 Business Days after having received notice thereof; and

(B) Administrative Agent, Swing Lender, and Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made to a natural person,

(B) no assignment may be made to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity,

(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall be in a minimum amount (unless waived by Administrative Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance; provided, that Borrowers and Administrative Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Administrative Agent by such Lender and the Assignee,

(F) unless waived by Administrative Agent, the assigning Lender or Assignee has paid to Administrative Agent, for Administrative Agent’s separate account, a processing fee in the amount of $5,000,

(G) the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in a form approved by Administrative Agent (the “Administrative Questionnaire”), and

(H) each assignment must be accompanied by an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under the Receivables Facility Credit Agreement (including a proportionate part of the Receivables Facility Secured Obligations owed to such assigning Lender and a proportionate part of such assigning Lender’s “Commitment” under and as defined in the Receivables Facility Credit Agreement).

(b) From and after the date that Administrative Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Administrative Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Administrative Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Administrative Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Administrative Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Administrative Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loans and/or Obligations (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loans and/or Obligations to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loans and/or Obligations to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j) Administrative Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i);

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document or amend, modify, or eliminate the definition of “Maturity Date”;

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii));

(iv) amend, modify, or eliminate this Section 14.1 or any provision of this Agreement providing for consent or other action by all Lenders;

(v) amend, modify, or eliminate Section 3.1 or 3.2;

(vi) amend, modify, or eliminate Section 15.11;

(vii) other than as permitted by Section 15.11, release Administrative Agent’s Lien in and to any of the Collateral;

(viii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”;

(ix) contractually subordinate any of Administrative Agent’s Liens (other than to provide, with respect to any Lien that has priority over Administrative Agent’s Liens pursuant to any applicable law, an acknowledgment or other similar ministerial confirmation of the priority of such Lien relative to Administrative Agent’s Liens);

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents; or

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii), or (iii) or Section 2.4(e) or (f).

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate:

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Administrative Agent and Borrowers (and shall not require the written consent of any of the Lenders); or

(ii) any provision of Section 15 pertaining to Administrative Agent, or any other rights or duties of Administrative Agent under this Agreement or the other Loan Documents, without the written consent of Administrative Agent, Borrowers, and the Required Lenders.

(c) No amendment, waiver, modification, elimination, or consent shall, without written consent of Administrative Agent, Borrowers, and each Lender (other than any Defaulting Lender), do any of the following: (i) amend, modify, or eliminate the definition of “Borrowing Base” or any of the defined terms (including, without limitation, the definition of “Eligible Inventory”) that are used in such definition, to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise; (ii) amend, modify, or eliminate the definition of “Maximum Revolver Amount”; or (iii) change Section 2.1(c).

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or eliminate clause (t) of Section 8 without the written consent of Administrative Agent, Borrowers, and each Lender (other than any Defaulting Lender).

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Administrative Agent, Borrowers, and the Required Lenders.

(f) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Administrative Agent, Borrowers, and the Required Lenders.

(g) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Administrative Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Administrative Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Administrative Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Administrative Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Administrative Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Administrative Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Administrative Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Administrative Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Administrative Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Administrative Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Borrower or its Subsidiaries, the Obligations, the

Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Administrative Agent. None of Administrative Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries.

15.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Administrative Agent shall act, or refrain from acting, as it deems advisable. If Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of the Lenders and, except with respect to Events of Default of which

Administrative Agent has actual knowledge, unless Administrative Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Administrative Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Administrative Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Administrative Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of Administrative Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Administrative Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Administrative Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Administrative Agent may incur and pay Lender Group Expenses to the extent Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Administrative Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Administrative Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Administrative Agent to reimburse Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Administrative Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Administrative Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section 15.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

15.8 Administrative Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Administrative Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Administrative Agent will use its reasonable best efforts to obtain), Administrative Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Administrative Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Administrative Agent for the Lenders (and the Bank Product Providers). If, at the time that Administrative Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrowers, a successor Administrative Agent. If Administrative Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Administrative Agent with a successor Administrative Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers, and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Administrative Agent to release any Lien (i) on any Collateral upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) on any Collateral constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Administrative Agent that the sale or disposition is permitted under Section 6.5 (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) on any Collateral constituting property in which none of Borrowers and their Subsidiaries owned any interest at the time Administrative Agent’s Lien was granted nor at any time thereafter, (iv) on any Collateral constituting property leased or licensed to a Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, (v) on any Collateral in connection with a credit bid or purchase authorized under this Section 15.11, (vi) in Administrative Agent’s discretion, in addition to any Collateral released as authorized under clauses (i) through (v) above and clause (vii) below, on any other Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year (it being agreed that Administrative Agent may rely conclusively on one or more certificates of Borrowers as to the value of any Collateral to be so released, without further inquiry), or (vii) in Administrative Agent’s discretion, in addition to any Collateral released as authorized under clauses (i) through (vi) above, on any other Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year, so long as before and after giving effect to any such release authorized under this clause (vii) the Borrowing Base exceeds the Maximum Revolver Amount (it being agreed that Administrative Agent may rely conclusively on one or more Borrowing Base Certificates and other certificates of Borrowers as to the amount of the Borrowing Base and/or the value of any Collateral to be so released, as applicable, without further inquiry). The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to (A) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Administrative Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Administrative Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Administrative Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Administrative Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Administrative Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Administrative Agent’s opinion, could expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Administrative Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Administrative Agent under any Loan Document to the holder of any Lien permitted by this Agreement on such property if such permitted Lien secures purchase money Indebtedness permitted by this Agreement.

(b) Administrative Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Borrowers or their Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Right of Setoff; Restrictions on Actions by Lenders; Sharing of Payments.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or such Affiliate, to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliate, irrespective of whether or not such Lender such or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.3(g) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, each Issuing Bank, and the Lenders, and (ii) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 15.12(a) are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower Representative and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application under this Section 15.12(a).

(b) Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(c) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s Pro Rata Share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Administrative Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

15.14 Payments by Administrative Agent to the Lenders. All payments to be made by Administrative Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Administrative Agent. Concurrently with each such payment, Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports;

(b) expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any field examination will inspect only specific information regarding Borrowers and their Subsidiaries and will rely significantly upon Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel;

(d) agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender other than in accordance with Section 17.9.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by any Borrower or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by such Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Borrowers a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Administrative Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18 Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents. Each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacity, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Administrative Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation

Agents, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Administrative Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacity, shall be entitled to resign at any time by giving notice to Administrative Agent and Borrowers.

16. WITHHOLDING TAXES.

16.1 Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrowers will furnish to Administrative Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Administrative Agent, to deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(a) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(b) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Administrative Agent (or, in the case of a Participant, the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Administrative Agent, to deliver to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Administrative Agent (or, in the case of a Participant, the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Administrative Agent (or, in the case of a sale of a participation interest, the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Administrative Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3 Reductions.

(a) If a Lender or a Participant is subject an applicable withholding tax, Administrative Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation), then Administrative Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Administrative Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Administrative Agent (or, in the case of a Participant, the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

16.4 Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes for which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Administrative Agent hereunder) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Administrative Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third-party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting. Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Administrative Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Administrative Agent as to the amounts that are due and owing to it and such written certification is received by Administrative Agent a reasonable period of time prior to the making of such distribution. Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the

Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Administrative Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Administrative Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Administrative Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9 Confidentiality.

(a) Administrative Agent and Lenders each individually (and not jointly or jointly and severally) agree that they shall maintain the confidentiality of the Confidential Information (as defined below) and shall not disclose the Confidential Information to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Administrative Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Administrative Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Administrative Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document. As used in this Section 17.9(a), “Confidential

Information” means all information received from AXE or any Subsidiary of AXE relating to AXE or any Subsidiary of AXE or its business, other than any such information that is available to Administrative Agent, the Issuing Bank, or any Lender on a non-confidential basis prior to disclosure by AXE or any Subsidiary of AXE and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

(b) Anything in this Agreement to the contrary notwithstanding, Administrative Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Administrative Agent.

(c) The Loan Parties hereby acknowledge that Administrative Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Administrative Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13 Borrower Representative. Each Borrower hereby irrevocably appoints Anixter as the borrowing agent and attorney-in-fact for all Borrowers (the “Borrower Representative”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Representative. Each Borrower hereby irrevocably appoints and authorizes the Borrower Representative (a) to provide Administrative Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Borrower Representative shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Borrower Representative in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Borrower Representative deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Borrower Representative, except that Borrowers will have no liability to the relevant Administrative Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Administrative Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered as of the date first above written.

ANIXTER INC.,
as a Borrower and as the initial Borrower Representative

By:	/s/ Rodney Shoemaker
Name:	Rodney Shoemaker
Title:	Senior Vice President – Treasurer

ACCU-TECH CORPORATION, a Georgia corporation, as a Borrower

By:	/s/ Rodney Shoemaker
Name:	Rodney Shoemaker
Title:	Vice President

TRI-NORTHERN HOLDINGS, INC., a Delaware corporation,
TRI-NORTHERN ACQUISITION, INC., a Delaware corporation,
NORTHERN VIDEO SYSTEMS, INC., a California corporation,
SR DISTRIBUTION, INC., a Delaware corporation,
TRI-ED DISTRIBUTION INC., a California corporation,
COMMUNICATION CABLES, LLC, a Delaware limited liability company, each of the above, as a Borrower

By:	/s/ Rodney Shoemaker
Name:	Rodney Shoemaker
Title:	Vice President – Treasurer

Signature page to Credit Agreement (Anixter | Inventory Facility)

Effective upon consummation of the HD Supply Acquisition:

ANIXTER POWER SOLUTIONS INC., a Michigan corporation
ANIXTER POWER SOLUTIONS, LLC, a Florida limited liability company, each of the above, as a Borrower

By:	/s/ Rodney Shoemaker
Name:	Rodney Shoemaker
Title:	Vice President – Treasurer

Signature page to Credit Agreement (Anixter | Inventory Facility)

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:	/s/ Anwar Young
Name:	Anwar Young
Its Authorized Signatory

Signature page to Credit Agreement (Anixter | Inventory Facility)

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Stephanie Lis
Name:	Stephanie Lis
Its Authorized Signatory

Signature page to Credit Agreement (Anixter | Inventory Facility)

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Donald A. Mastro
Name:	Donald A. Mastro
Its Authorized Signatory

Signature page to Credit Agreement (Anixter | Inventory Facility)

SUNTRUST BANK,
as a Lender

By:	/s/ Tighe A. Ittner
Name:	Tighe A. Ittner
Its Authorized Signatory

Signature page to Credit Agreement (Anixter | Inventory Facility)

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Ajay Shulz
Name:	Ajay Shulz
Its Authorized Signatory

Signature page to Credit Agreement (Anixter | Inventory Facility)

SCHEDULE C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Bank, National Association	$42,500,000	$42,500,000
JPMorgan Chase Bank, N.A.	$42,500,000	$42,500,000
Bank of America, N.A.	$30,000,000	$30,000,000
SunTrust Bank	$20,000,000	$20,000,000
PNC Bank, National Association	$15,000,000	$15,000,000

All Lenders	$150,000,000	$150,000,000

Schedule C-1

1

SCHEDULE 1.1

Definitions

As used in the Agreement, the following terms shall have the following definitions:

“2011 Receivables Purchase Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement, dated as of May 31, 2011, by and among ARC, as the seller, Anixter, as the initial servicer, Chariot Funding LLC, as a conduit and the financial institutions from time to time party thereto, and Chase, as the agent, as the same has been amended, restated, amended and restated, modified or supplemented from time to time.

“2012 Notes Indenture” means an Indenture dated as of April 30, 2012, between Anixter, AXE, and Wells Fargo, as trustee, as the same may be amended or replaced from time to time.

“Accommodation Obligation” means, as applied to any Person, any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including any such Indebtedness, obligation or liability directly or indirectly guaranteed, supported by letter of credit, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation. Notwithstanding anything to the contrary contained herein, the term “Accommodation Obligation” shall not be interpreted to include any letter of credit Obligations or any other Obligations hereunder guaranteed by AXE or any other guarantor hereof.

“Administrative Agent” has the meaning specified therefor in the preamble to the Agreement.

“Administrative Agent-Related Persons” means Administrative Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Administrative Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Administrative Agent that has been designated as such, in writing, by Administrative Agent to Borrowers and the Lenders).

“Administrative Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Administrative Agent under the Loan Documents and securing the Obligations.

Schedule 1.1

1

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 33% or more (or, in the case of an Affiliate of a Lender, 20% or more) of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Agreement Accounting Principles” means GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not Material Accounting Changes (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by AXE or Anixter with the agreement of its independent certified public accountants and such changes result in a material change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein (“Material Accounting Changes”), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating Anixter’s consolidated financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to the Required Lenders. If such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.

“Anixter” has the meaning specified therefor in the preamble to the Agreement.

“Anixter Canada” means Anixter Canada Inc., a Canada corporation.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Quarterly Combined Availability of Borrowers for the most recently completed Fiscal Quarter; provided, that for the period from the Closing Date through and including December 31, 2015, the Applicable Margin shall be set at the margin in the row styled “Level II”:

		Applicable Margin
Level	Average Quarterly Combined Availability	Base Rate Loans	LIBOR Rate Loans
I	Greater than or equal to $500,000,000	0.25%	1.25%
II	Less than $500,000,000 but greater than or equal to $250,000,000	0.50%	1.50%
III	Less than $250,000,000	0.75%	1.75%

Schedule 1.1

2

The Applicable Margin shall be re-determined by Administrative Agent as of the first day of each fiscal quarter of Borrowers.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed month as determined by Administrative Agent in its Permitted Discretion:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	Greater than or equal to 50% of the aggregate Revolver Commitments	0.250%
II	Less than 50% of the aggregate Revolver Commitments	0.375%

The Applicable Unused Line Fee Percentage shall be re-determined by Administrative Agent as of the first day of each month of Borrowers.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.

“ARC” means Anixter Receivables Corporation, a Delaware corporation and a Subsidiary of Anixter.

“ARC Subordinated Documents” means the ARC Subordinated Note, that certain Security Agreement by ARC in favor of Anixter, and any other agreements, documents, and instruments executed and delivered in connection therewith.

“ARC Subordinated Note” means that certain Third Amended and Restated Subordinated Note executed by ARC and payable to the order of Anixter, as the same may be amended, modified or supplemented from time to time.

“ARC Subordination Agreement” means that certain Subordination and Intercreditor Agreement by and among Anixter, as the subordinated creditor, the Receivables Facility Administrative Agent, and ARC, as the same may be amended, modified or supplemented from time to time.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

Schedule 1.1

3

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Administrative Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).

“Average Quarterly Combined Availability” means, for any Fiscal Quarter, an amount equal to the average daily Combined Availability during such Fiscal Quarter.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“AXE” means Anixter International Inc., a Delaware corporation.

“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, (f) transactions under Swap Agreements, or (g) Supply Chain Finance Arrangements.

“Bank Product Agreements” means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Administrative Agent for the benefit of the Bank Product Providers (other than the Swap Providers) in an amount determined by Administrative Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Swap Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Borrower and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Swap Obligations, and (c) all amounts that Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with

Schedule 1.1

4

respect to the Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries; provided, in order for any item described in clauses (a), (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then (1) the applicable Bank Product must have been (A) provided before (and been outstanding as of) the Closing Date or (B) first provided after the Closing Date and (2) Administrative Agent shall have received a Bank Product Provider Agreement (A) within 10 days after the Closing Date, if the applicable Bank Product was provided before (and was outstanding as of) the Closing Date, or (B) within 10 days after the date of the provision of the applicable Bank Product to a Borrower or its Subsidiaries, if such Bank Product was first provided after the Closing Date.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Swap Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Administrative Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to a Borrower or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Administrative Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Administrative Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Administrative Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made by such Person.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a

Schedule 1.1

5

daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrower Representative” has the meaning specified therefor in Section 17.13 of the Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Administrative Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Administrative Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of

(a) with respect to Eligible Inventory for which an appraisal (in each case, reasonably satisfactory to Administrative Agent) has been completed, the lesser of:

(i) the product of 75% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of such Eligible Inventory at such time; and

(ii) the product of 85% multiplied by the most recently determined Net Recovery Percentage identified in the most recent Inventory appraisal ordered and obtained by Administrative Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of such Eligible Inventory (such determination may be made as to different categories of such Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

Schedule 1.1

6

(b) with respect to Eligible Inventory for which an appraisal (in each case, reasonably satisfactory to Administrative Agent) has not been completed, the product of 40% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of such Eligible Inventory at such time, minus

(c) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois, except that (i) if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market, and (ii) any day that is not a “Business Day” under and as defined in the Receivables Facility Credit Agreement will not be a Business Day under the Agreement.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Consolidated Group prepared in accordance with Agreement Accounting Principles.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Dominion Trigger Period” has the meaning specified therefor in the Guaranty and Security Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days after the date of acquisition thereof, (b) money market funds consisting primarily of marketable direct obligations issued by any state or local government of the United States maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent) and not listed in “Credit Watch” published by S&P (or a similar publication of S&P or another nationally recognized rating service), (c) commercial paper (other than commercial paper issued by AXE, Anixter, or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers’ acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer’s rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to Administrative Agent); and (d) commercial paper (other than commercial paper issued by AXE, Anixter, or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers’ acceptances, in any such case maturing no more than ninety (90) days

Schedule 1.1

7

after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer is a Lender and has a rating on its commercial paper of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the equivalent rating from other nationally recognized rating services acceptable to Administrative Agent), provided the amount of Cash Equivalents under this clause (d) shall not at any time exceed $5,000,000.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Control” shall occur if:

(a) any “person,” as such term is defined in Section 13(d)(3) of the Securities Exchange Act, other than the Samuel Zell Group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 33% or more of the combined voting power of AXE’s or Anixter’s outstanding securities ordinarily having the right to vote at elections of directors, and such person at such time owns more of such combined voting power than the Samuel Zell Group; or

(b) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute AXE’s board of directors (together with any new directors whose election by AXE’s board of directors or whose nomination for election by AXE’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason (other than death, disability or mandatory retirement) to constitute a majority of AXE’s board of directors then in office.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.

Schedule 1.1

8

“Code” means the Illinois Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Administrative Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to Administrative Agent.

“Combined Availability” means, at any time, an amount equal to (i) Receivables Facility Availability plus (ii) Availability, in each case at such time.

“Combined Commitment” means, at any time, an amount equal to (i) the Receivables Facility Commitment plus (ii) the aggregate Revolver Commitments, in each case at such time.

“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated EBITDA” means, for any period, for the Consolidated Group calculated in accordance with Agreement Accounting Principles, (a) Consolidated Net Income for such period taken as a single accounting period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) the provision for depreciation and amortization expense of the Consolidated Group for such period, (ii) income taxes of the Consolidated Group for such period, and (iii) net interest expense of the Consolidated Group for such period; provided that there shall be excluded from Consolidated EBITDA any non-cash, non-operating gains or losses (including, without limitation, extraordinary or unusual gains or losses, gains or losses arising from the sale of capital assets or the sale of owned buildings and properties and other non-recurring gains or losses) during such period.

Schedule 1.1

9

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Unfinanced Capital Expenditures to (b) the Consolidated Fixed Charges, in each case determined in accordance with Section 6.14 of the Agreement for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such determination date.

“Consolidated Fixed Charges” means, for any period, without duplication, cash Interest Expense of the Consolidated Group, plus scheduled principal payments on Indebtedness actually made, plus consolidated yield or discount accrued on the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or other transferees of (or of interests in) receivables of Anixter and its Subsidiaries in connection with any Receivables Facility Transaction (regardless of the accounting treatment of such Receivables Facility Transaction), plus expenses for taxes paid in cash, plus Capital Lease payments for such period, all calculated in accordance with Agreement Accounting Principles.

“Consolidated Group” means Anixter and each of its Subsidiaries.

“Consolidated Net Income” means, for any period, for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for that period, determined in accordance with Agreement Accounting Principles.

“Consolidated Tangible Net Assets” has the meaning attributed to that term in the 2012 Notes Indenture.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Customary Permitted Liens” means:

(a) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for Taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens, Liens imposed under ERISA, or Enforceable Judgments) imposed by law, arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C)(1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c) Liens (other than Environmental Liens, Liens imposed under ERISA, or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation,

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10

unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Anixter or any Subsidiary of Anixter;

(e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(f) precautionary filings of financing statements in connection with assets that are not owned by Anixter or its Subsidiaries (including in connection with Operating Leases entered into in the ordinary course of business).

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to any member of the Lender Group any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Loan Party or any member of the Lender Group in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by a member of the Lender Group, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by such member of the Lender Group of such certification in form and substance satisfactory to it and Administrative Agent; or (d) has become, or has a direct or indirect parent that has become, the subject of a Bankruptcy Event.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

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“Designated Account” means the Deposit Account of Anixter identified on Schedule D-1 to the Agreement (or such other Deposit Account of a Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Administrative Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Administrative Agent).

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 4.6.

“Disposition” or “Dispose” means the sale, transfer, license, or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Eligible Inventory” means Inventory of a Borrower that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at one of the locations in the continental United States set forth on Schedule 5.15 to the Agreement (or in-transit from one such location to another such location),

(d) it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 5.15 to the Agreement to another location set forth on Schedule 5.15 to the Agreement),

(e) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless (i) either (A) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (B) if it is not subject to a Collateral Access

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Agreement executed by the lessor or warehouseman, as the case may be, Administrative Agent has the option, in its discretion, to institute a reserve for rent in accordance with Section 2.1(c) of the Agreement, and (ii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first-priority Administrative Agent’s Lien (other than as the result of the existence of a Lien on such Inventory of the kind described in clause (a) or (b) of the definition of the term “Customary Permitted Liens” that is the subject of a reserve established in accordance with Section 2.1(c) of the Agreement);

(h) it consists of goods returned or rejected by a Borrower’s customers,

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Loan Parties’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third-party trademark, licensing or other proprietary rights, unless Administrative Agent is satisfied that such Inventory can be freely sold by Administrative Agent on and after the occurrence of an Event of a Default despite such third-party rights,

(k) it was acquired in connection with an acquisition permitted by Section 6.4(a)(v) of the Agreement, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such acquisition), or

(l) it consists of goods acquired from any Sanctioned Person.

“Enforceable Judgment” means a judgment or order as to which (a) Anixter has not demonstrated to the reasonable satisfaction of the Required Lenders that Anixter and its Subsidiaries, as applicable, are covered by third-party insurance (other than retro-premium insurance) therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an “Enforceable Judgment” so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than $35,000,000 be posted or provided, such judgment or order shall immediately be an “Enforceable Judgment.”

“Enhanced Reporting Trigger Period” means a period (a) commencing (i) automatically upon the occurrence of a Specified Event of Default, (ii) at the written election of Required Lenders upon the occurrence of any other Event of Default, or (iii) when Combined Availability is less than the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment and (b) continuing until (i) no Event of Default is then continuing, and (ii) Combined Availability remains in excess of the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment for thirty (30) consecutive days. An Enhanced Reporting Trigger Period may be discontinued no more than five (5) times during the term of the Agreement.

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“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding agreements issued, promulgated or entered into by any Governmental Authority applicable to any Loan Party or any Loan Party’s operations, relating to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material, and all Permits issued in connection therewith.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Anixter or any Subsidiary of Anixter incurred as a result of (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials into the environment, or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any Environmental Liability.

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Anixter or any of its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with Anixter or any of its Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Anixter or any of its Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“ERISA Event” means (a) any Reportable Event with respect to any Plan; (b) the failure to make the “minimum required contributions” under Section 412 or 430 of the IRC or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Anixter or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) any Termination Event; or (f) the receipt by Anixter or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Anixter or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

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“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excluded Subsidiary” means (a) ARC, (b) Anixter Financial Inc., a Delaware corporation and a Subsidiary of Anixter, and each of its Subsidiaries, (c) subject to Section 5.16 of the Agreement, APSGP, LLC, a Florida limited liability company and a Subsidiary of Anixter, (d) each other Domestic Subsidiary of Anixter that owns no assets other than, and engages in no business other than owning, the Equity Interests of one or more Foreign Subsidiaries of Anixter, and (e) each Foreign Subsidiary of Anixter.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office or applicable lending office is located, in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Existing Letters of Credit” means those letters of credit described on Schedule E-2 to the Agreement.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.

“Federal Funds Rate” means, for any period, the greater of (a) 0% and (b) a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds

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brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Trigger Period” means a period (a) commencing (i) automatically upon the occurrence of a Specified Event of Default, (ii) at the written election of Required Lenders upon the occurrence of any other Event of Default, or (iii) when Combined Availability is less than the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment and (b) continuing until (i) no Event of Default is then continuing, and (ii) Combined Availability remains in excess of the greater of (A) $75,000,000 and (B) 10% of the Combined Commitment for thirty (30) consecutive days. A Financial Covenant Trigger Period may be discontinued no more than five (5) occasions during the term of the Agreement.

“Financial Officer” means, with respect to any Person, any of the chief financial officer, controller or treasurer of such Person and, with respect to Anixter shall include its Vice President-Finance and the Assistant Treasurer.

“Fiscal Month” means a four- or five-week monthly accounting period of Anixter ending on or about the last day of a calendar month.

“Fiscal Quarter” means a 13-week (or, as the case may be, periodically a 14-week) accounting period of Anixter ending on or about March 31, June 30, September 30 or December 31 of any Fiscal Year.

“Fiscal Year” means the fiscal year of Anixter, which shall be the annual accounting period of Anixter ending on or about December 31 of each year.

“Foreign Employee Benefit Plan” means any plan, program, policy, agreement or contract maintained or contributed to or for the benefit of employees or Anixter, any of its Subsidiaries, or any ERISA Affiliate which is governed by the laws of a jurisdiction outside the United States.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of Section 7701(a)(30) of the IRC.

“Foreign Pension Plan” means any pension plan or other deferred compensation plan, program or arrangement maintained or contributed to or for the benefit of employees of Anixter, any of its Subsidiaries, or any ERISA Affiliate, which, under the applicable local law, is required to be funded through a trust or other funding vehicle and which is governed by the laws of a jurisdiction outside the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Guarantor” means (a) AXE, (b) each Subsidiary of Anixter (other than a Borrower) that is signatory to the Guaranty and Security Agreement as of the date hereof, and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.14 of the Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by each of the Borrowers and each of the Guarantors to Administrative Agent.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the U.S. Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum or a petroleum by-product, friable asbestos, polychlorinated biphenyls, radioactive or freon gas.

“HD Supply Acquisition” means the purchase by Anixter of the outstanding Equity Interests of each of HDS PS, HDS Power Solutions, and Pro Canadian Holdings I, ULC, a Nova Scotia unlimited liability company (“Pro Canadian” and, together with HDS PS and HDS Power Solutions, each, a “Target”), and certain assets used in or held for use in the power solutions business of the Targets but owned by one or more affiliates of the Targets (which assets are the “Purchased Assets” under and as defined in the HD Supply Acquisition Agreement).

“HD Supply Acquisition Agreement” means a Purchase Agreement dated as of July 15, 2015, by and among the HD Supply Sellers, as sellers, and Anixter, as buyer.

“HD Supply Acquisition Agreement Representations” means those representations and warranties made by any of the sellers and their Subsidiaries in the HD Supply Acquisition Agreement, to the extent Anixter has a right under the HD Supply Acquisition Agreement (a) not to consummate the transactions contemplated by the HD Supply Acquisition Agreement or (b) to terminate Anixter’s obligations under the HD Supply Acquisition Agreement, in each case, as a result of a breach of such representation or warranty made by any of the sellers and their Subsidiaries in the HD Supply Acquisition Agreement.

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“HD Supply Acquisition Documents” means (a) the HD Supply Acquisition Agreement, and (b) all other agreements, instruments, documents, and certificates required to be executed and delivered as conditions precedent to the effectiveness of the HD Supply Acquisition Agreement or to the consummation of the HD Supply Acquisition.

“HD Supply Sellers” means HD Supply, Inc., HD Supply Holdings, LLC, HD Supply GP & Management, Inc., HD Supply Power Solutions Group, Inc., and BRAFASCO Holdings II, Inc.

“HDS PS” means HD Supply Power Solutions, Ltd., a Florida limited partnership. Substantially concurrently with the consummation of the HD Supply Acquisition, HDS PS will convert into a Florida limited liability company and change its name to “Anixter Power Solutions, LLC.”

“HDS Power Solutions” means HDS Power Solutions, Inc., a Michigan corporation. Substantially concurrently with the consummation of the HD Supply Acquisition, HDS Power Solutions will change its name to “Anixter Power Solutions Inc.”

“Indebtedness” means, as to any Person at a particular time, all of the following (without duplication):

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any Swap Agreement in an amount equal to (i) if such Swap Agreement has been closed out, the termination value thereof, or (ii) if such Swap Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Agreement;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) Capital Leases and Synthetic Lease Obligations;

(f) the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Receivables Facility Transaction; and

(g) all Accommodation Obligations of such Person in respect of any of the foregoing.

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For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date of this Agreement between Chase, as the Receivables Facility Administrative Agent, and Wells Fargo, as Administrative Agent, and acknowledged and agreed to by the Loan Parties and ARC, substantially in the form of Exhibit I-1 to the Agreement, as the same may be amended or replaced from time to time.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations, Synthetic Lease Obligations and commitment fees) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with Agreement Accounting Principles), calculated on a consolidated basis for the Consolidated Group for such period in accordance with Agreement Accounting Principles.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

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“Inventory Reserves means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c) of the Agreement, to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.

“Investment” has the meaning assigned to such term in Section 6.4(a) of the Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.

“Joint Book Runners” has the meaning set forth in the preamble to the Agreement.

“Joint Lead Arrangers” has the meaning set forth in the preamble to the Agreement.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Administrative Agent, a reserve in an amount equal to the greater of (a) the number of months’ rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months’ rent under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Administrative Agent, or any one or more of them.

“Lender Group Expenses” means, without duplication, all (a) reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges, and

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disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through the Platform) of the credit facilities provided for in the Agreement, the preparation and administration of the Loan Documents, and any amendments, modifications, or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated by the Agreement or thereby are consummated); (b) reasonable out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder; (c) out-of-pocket expenses incurred by the Lender Group (including the fees, charges, and disbursements of any counsel for the Lender Group) in connection with the enforcement, collection, or protection of the Lender Group’s rights in connection with the Loan Documents, or in connection with the Loans made or Letters of Credit issued under the Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans or Letters of Credit; and (d) Administrative Agent’s reasonable out-of-pocket costs and expenses (including the fees, charges, and disbursements of any counsel for Administrative Agent) relative to third-party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Administrative Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with AXE, Anixter, or any of Anixter’s Subsidiaries. The fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to one primary counsel, one local counsel in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area, and one or more additional counsel if one or more conflicts of interest arise. Lender Group Expenses include, without limiting the generality of the foregoing, fees, costs, and expenses incurred in connection with the following: (i) appraisals and insurance reviews; (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by Administrative Agent or the internally allocated fees for each Person employed by Administrative Agent with respect to each field examination; (iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of Administrative Agent; (iv) Taxes, fees, and other charges for (A) lien and title searches and title insurance and (B) recording the mortgages, filing financing statements and continuations, and taking other actions to perfect, protect, and continue Administrative Agent’s Liens; (v) sums paid or incurred to take any action required of any of the Loan Parties under the Loan Documents that the Loan Parties fail to pay or take; and (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are

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outstanding) to be held by Administrative Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), Environmental Lien, Enforceable Judgment, charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including

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any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Loan” shall mean any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Fee Letter, the Collateral Documents, the Intercreditor Agreement, any Issuer Documents, the Letters of Credit, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Accounting Changes” has the meaning specified therefor in the definition of “Agreement Accounting Principles.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, liabilities (actual or contingent), business, properties, financial condition or prospects of AXE, Anixter, and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform the obligations of the Loan Parties under the Loan Documents; (c) a material impairment of the ability of the Receivables Facility Loan Parties (taken as a whole) to perform the obligations of all Receivables Facility Loan Parties under the Receivables Facility; (d) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Loan Party of any Loan Document to which it is a party or the rights and remedies of Administrative Agent or the Lenders under the Loan Documents; or (e) a material adverse effect on the Collateral or Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens.

“Material Indebtedness” means (a) the Indebtedness under the Receivables Facility; (b) the Indebtedness in respect of Swap Agreements to the extent included as “Bank Product Obligations.” (c) Indebtedness under the 2012 Notes Indenture, and (d) other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Anixter and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Anixter or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Anixter or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

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“Material Transaction” means any sale, assignment, transfer, conveyance or other disposition of (a) assets of any member of the Consolidated Group or (b) capital stock of any member of the Consolidated Group which, when combined with all such other sales, assignments, transfers, conveyances or other dispositions in the immediately preceding twelve Fiscal Months represents the disposition of an amount which is greater than ten percent (10.0%) of the Consolidated Group’s (1) assets or (2) revenues.

“Maturity Date” means October 5, 2020.

“Maximum Revolver Amount” means $150,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by Anixter or any ERISA Affiliate.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Administrative Agent from an appraisal company selected by Administrative Agent.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees

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(including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction), (b) with respect to any limited liability company, the certificate, memorandum and articles of association or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, in each case as amended from time to time.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Originator” means each “Originator” under and as defined in the Receivables Facility Credit Agreement.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Payment Conditions” means, with respect to any proposed event that is subject to satisfaction of the Payment Conditions, that either (a) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, pro forma Combined Availability would be greater than 20% of the Combined Commitment at all times during the Pro Forma Period, or (b) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, (i) pro forma Combined Availability at all times during the Pro Forma Period would be greater than 15% of the Combined Commitment and (ii) the pro forma Consolidated Fixed Charge Coverage Ratio would be greater than 1.1 to 1.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Anixter or any ERISA Affiliate or to which Anixter or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Customary Permitted Liens; and

(b) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8 of the Agreement.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (b) above.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, Governmental Authorities, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which either Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Pro Forma Period” means the period commencing thirty (30) days prior to the date an event is proposed by Anixter to occur.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

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(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination,

(c) [reserved],

(d) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1 of the Agreement; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Projections” has the meaning specified therefor in Section 5.1(e) of the Agreement.

“Property” means with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Receivables Facility” means the financing arrangement pursuant to the Receivables Facility Credit Agreement.

“Receivables Facility Administrative Agent” means Chase, in its capacity as the “Administrative Agent” under and as defined in the Receivables Facility Credit Agreement, and any successor to Chase in that capacity.

“Receivables Facility Availability” means, at any time, “Availability” under and as defined in the Receivables Facility Credit Agreement.

“Receivables Facility Commitment” means, at any time, the “Aggregate Revolving Commitment” under and as defined in the Receivables Facility Credit Agreement.

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“Receivables Facility Credit Agreement” means the Credit Agreement dated as of October 5, 2015, among ARC, the other Receivables Facility Loan Parties party thereto, the Receivables Facility Administrative Agent, and the other financial institutions named therein, as the same may be amended or replaced from time to time.

“Receivables Facility Loan Party” means each “Loan Party” under and as defined in the Receivables Facility Credit Agreement.

“Receivables Facility Secured Obligations” means the “Secured Obligations” under and as defined in the Receivables Facility Credit Agreement.

“Receivables Facility Transactions” means any sale, assignment, or other transfer to ARC by Anixter or any Subsidiary of accounts receivable, lease receivables, or other payment obligations owing to Anixter or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Anixter or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Receivables Facility Transaction Documents” means the Receivables Sale Agreement, each Receivables Transfer Agreement, the ARC Subordinated Documents and each of the other material agreements, instruments, and documents executed and delivered in connection with the Receivables Facility Transactions.

“Receivables Sale Agreement” means that certain Third Amended and Restated Receivables Sale Agreement, dated as of the date of this Agreement, by and between Anixter, as seller, and ARC, as buyer, as the same may be amended, restated or otherwise modified from time to time.

“Receivables Transfer Agreement” means (a) any Subsidiary Originator Transfer Agreement, and (b) any other receivables transfer agreement entered into from time to time by and between Anixter, as the buyer, and any other Originator, as the seller, in each case as the same may be amended, restated or otherwise modified from time to time.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinance Indebtedness” has the meaning specified therefor in Section 6.1(a)(xiii) of the Agreement.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board of Governors as from time to time in effect and any successor to all or a portion thereof.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

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“Related Transactions” means, collectively, (a) the Transactions, (b) the “Transactions” under and as defined in the Receivables Facility Credit Agreement, (c) the HD Supply Acquisition, and (d) the Receivables Facility Transactions.

“Related Transactions Documents” means, collectively, (a) the Loan Documents, (b) the Revolving Subordinated Note, (c) the “Loan Documents” under and as defined in the Receivables Facility Credit Agreement, (d) the ARC Subordinated Documents, (e) the Receivables Sale Agreement, (f) the Receivables Transfer Agreements, and (g) all other material agreements, instruments, and documents executed and delivered in connection with the Receivables Facility Transactions.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment.

“Remedial Action” means any action required by a Governmental Authority or an Environmental Law to (a) clean up, remove, treat or in any other way address Hazardous Materials; (b) prevent a Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA (other than an event for which the 30-day notice period is waived).

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Requirement of Law” means, as to any Person, the Organization Documents or other organizational or governing documents of such Person, and any law, rule or regulation (excluding Environmental Laws), Permit (excluding any Permit issued pursuant to an Environmental Law), or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including the Securities Act, the Securities Exchange Act, and Regulation T, U, or X, and any certificate of occupancy, zoning ordinance, building, or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c) of the Agreement, to establish and

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maintain (including reserves with respect to (a) sums that Anixter or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Anixter or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Encumbrance), which Lien or trust, in the Permitted Discretion of Administrative Agent likely would have a priority superior to Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law and/or any potential priority Liens or trust claims under any applicable wage lien laws) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Revolving Subordinated Note” means the demand promissory note from Anixter to AXE dated October 6, 2000, as the same may be amended, modified or supplemented.

“Samuel Zell Group” means Samuel Zell or any of his affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange Act), and his heirs and beneficiaries.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“S&P” has the meaning specified therefor in the definition of “Cash Equivalents.”

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Debt” has the meaning assigned to that term in the 2012 Notes Indenture.

“Secured Debt Indenture Cap Amount” means, at any time, an amount equal to (a) 10% of Consolidated Tangible Net Assets, minus (b) the aggregate amount of Specified Secured Debt then outstanding (other than the Revolver Usage), minus (c) an amount equal to 5% of the aggregate Revolver Commitments.

“Secured Debt-to-CTNA Ratio” means, at any time, the ratio of (a) the sum of (i) the aggregate amount of Specified Secured Debt then outstanding (other than the Revolver Usage), plus (ii) an amount equal to 5% of the aggregate Revolver Commitments, plus (iii) the Revolver Usage, to (b) Consolidated Tangible Net Assets.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including contingent liabilities;

(b) it is then able and expected to be able to pay its debts as they mature; and

(c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means (a) any Event of Default described in clause (a), (b), (d) (with respect to any failure to observe or perform any covenant, condition, or agreement contained in

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Section 5.3 (with respect to the existence of any Loan Party), 6.1, 6.2, 6.3(a), 6.4, 6.5, 6.11, or 6.14 of the Agreement), (h), (i), or (j) of Section 8 of the Agreement, or (b) any “Specified Amortization Event” under and as defined in the Receivables Facility Credit Agreement.

“Specified Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b), 4.3(c) (with respect to Requirements of Law), 4.8, 4.13, 4.16 (as to perfection (insofar as perfection is achieved by the filing of UCC financing statements, intellectual property security agreements, or delivery of Equity Interest certificates and undated Equity Interest powers)), 4.18, 4.19, and 4.22 of the Agreement.

“Specified Secured Debt” means Secured Debt issued after April 30, 2012, other than Secured Debt permitted to be secured under subparagraphs (a) through (l), inclusive, of Section 1005 of the 2012 Notes Indenture.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context requires otherwise, “Subsidiary” means a Subsidiary of Anixter.

“Subsidiary Originator” means each “Subsidiary Originator” under and as defined in the Receivables Facility Credit Agreement.

“Subsidiary Originator Receivable” means a Receivable originated by a Subsidiary Originator and sold by a Subsidiary Originator to Anixter pursuant to a Subsidiary Originator Transfer Agreement.

“Subsidiary Originator Transfer Agreement” means any receivables transfer agreement entered into from time to time by and between Anixter, as the buyer, and any Subsidiary Originator, as the seller, in each case as the same may be amended, restated or otherwise modified from time to time.

“Supply Chain Finance Arrangement” means any arrangement entered into by a Borrower or its Subsidiaries with a Bank Product Provider pursuant to which such Bank Product Provider finances open accounts payable of any of such Borrower and its Subsidiaries owing to its vendors, including, without limitation, any such arrangement facilitated through the PrimeRevenue system.

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“Swap Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Swap Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Anixter and its Subsidiaries arising under, owing pursuant to, or existing in respect of Swap Agreements entered into with one or more of the Swap Providers.

“Swap Provider” means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Swap Provider unless and until Administrative Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Swap Agreement within 10 days after the execution and delivery of such Swap Agreement with Anixter or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Swap Providers and the obligations with respect to Swap Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Swap Obligations.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning specified therefor in the definition of “HD Supply Acquisition.”

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Termination Event” means a (a) Reportable Event with respect to any Benefit Plan; (b) the withdrawal of Anixter or any ERISA Affiliate from a Benefit Plan during a plan year in which Anixter or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the imposition of an obligation of Anixter or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan, (e) any event or condition which

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might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (f) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (g) the partial or complete withdrawal of Anixter of any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

“Transactions” means the execution, delivery and performance by Anixter, the Subsidiaries of Anixter (as applicable), and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

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